UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALCOA INC.

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March 18, 2014

Dear Shareholders:

I hope you will attend the 2014 Annual Meeting of Shareholders of Alcoa Inc., which will be held on Friday, May 2, 2014, at 9:30 a.m. Eastern Daylight Time at the Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania 15222.

The accompanying Notice of Annual Meeting and Proxy Statement describe the items to be voted on at the meeting. In addition to voting, we will review the Company’s major developments of 2013 and answer your questions about Alcoa’s business and operations. Your vote is very important, whether or not you will attend the meeting. In advance of the meeting on May 2, please cast your vote through the Internet, by telephone or by mail. Instructions on how to vote are found in the section entitled “Proxy Summary—How to Cast Your Vote” on page 3.

This year’s proxy statement demonstrates our ongoing commitment to provide a clear and detailed discussion of matters that will be addressed at the meeting. We have included a proxy summary starting on page 3 that provides highlights of the detailed information included elsewhere in the proxy statement. The Compensation Discussion and Analysis, which begins on page 33, provides a focused discussion of our executive compensation practices that reinforce pay-for-performance and shareholder alignment.

Thank you for being a shareholder of Alcoa, and for the confidence you have placed in our Company. We look forward to seeing you at the meeting.

Sincerely,

Klaus Kleinfeld

Chairman of the Board and Chief Executive Officer

Notice of 2014 Annual Meeting of Shareholders

Friday, May 2, 2014 9:30 a.m. Eastern Daylight Time	Fairmont Hotel 510 Market Street Pittsburgh, PA 15222

The Annual Meeting of Shareholders of Alcoa Inc. (“Alcoa” or the “Company”) will be held on Friday, May 2, 2014 at 9:30 a.m., local time, at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222. Shareholders of record of Alcoa common stock at the close of business on February 20, 2014 are entitled to vote at the meeting.

The purposes of the meeting are:

1.	to elect the four directors identified in the accompanying proxy statement to serve three-year terms expiring at the 2017 annual meeting of shareholders;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014;
3.	to approve, on an advisory basis, executive compensation;
4.	to vote on a shareholder proposal, if properly presented at the meeting; and
5.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

You will need an admission ticket if you plan to attend the meeting. Please see the questions and answers section of the proxy statement for instructions on how to obtain an admission ticket.

We will provide a live webcast of the meeting from our website at http://www.alcoa.com under “About—Corporate Governance—Annual Meeting.”

On behalf of Alcoa’s Board of Directors,

Audrey Strauss

Executive Vice President, Chief Legal Officer and Secretary

March 18, 2014

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Proxy Statement

Alcoa Inc.

390 Park Avenue

New York, NY 10022-4608

The Annual Meeting and Voting

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2014.

The Company’s Notice of 2014 Annual Meeting of Shareholders and Proxy Statement and 2013 Annual Report are available at www.ReadMaterial.com/AA.

The Board of Directors of Alcoa Inc. (“Alcoa” or the “Company”) is providing this proxy statement in connection with Alcoa’s 2014 Annual Meeting of Shareholders to be held on Friday, May 2, 2014, at 9:30 a.m., local time, at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222, and at any adjournment or postponement thereof.

Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first sent to shareholders on or about March 18, 2014. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy materials to each shareholder of record, the Company may furnish proxy materials by providing access to those documents on the Internet. The Notice contains instructions on how to vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card.

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2014 PROXY STATEMENT

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement and Alcoa’s 2013 Annual Report before voting.

2014 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	9:30 a.m. Eastern Daylight Time, May 2, 2014

Place:	Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania 15222

Record Date:	February 20, 2014

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission:	An admission ticket is required to enter Alcoa’s annual meeting. Please see Question 5 on page 63 regarding how to obtain a ticket.

Webcast:	We will provide a live webcast of the annual meeting from our website at http://www.alcoa.com under “About—Corporate Governance—Annual Meeting.”

How to Cast Your Vote

Your vote is important! Please cast your vote and play a part in the future of Alcoa.

Shareholders of record, who hold shares registered in their names, can vote by:

Internet at www.cesvote.com	QR code—scan and vote with your mobile device	calling 1-888-693-8683 toll-free from the U.S. or Canada	mail return the signed proxy card

The deadline for voting online or by telephone is 6:00 a.m. EDT on May 2, 2014. If you vote by mail, your proxy card must be received before the annual meeting. If you hold shares in an Alcoa savings plan, your voting instructions must be received by 6:00 a.m. EDT on April 30, 2014.

Beneficial owners, who own shares through a bank, brokerage firm or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, provided by the bank, broker or other organization.

If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares. If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the annual meeting. Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible.

See the “Questions and Answers about the Meeting and Voting” section beginning on page 63 for more details.

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2014 PROXY STATEMENT

Proxy Summary (continued)

Meeting Agenda and Voting Recommendations

		Board Vote Recommendation	Page Reference (for more detail)
Item 1 –	Election of Four Director Nominees to Serve for a Three-Year Term Expiring in 2017	✓ FOR Each Nominee	6
Item 2 –	Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2014	✓ FOR	28
Item 3 –	Advisory Vote to Approve Executive Compensation	✓ FOR	31
Item 4 –	Shareholder Proposal (Executives to Retain Significant Stock)	✗ AGAINST	61

Board Nominees (page 7)

Alcoa’s Board of Directors has 12 members divided into three classes. Directors are elected for three-year terms. The following table provides summary information about each director nominee standing for re-election to the Board for a three-year term expiring in 2017.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
Klaus Kleinfeld	56	2003	Chairman and Chief Executive Officer, Alcoa Inc.	No	Executive; International	Bayer AG; Morgan Stanley
James W. Owens	68	2005	Retired Chairman and Chief Executive Officer, Caterpillar Inc.	Yes	Audit (Chair)	International Business Machines Corporation; Morgan Stanley
Martin S. Sorrell	69	2012	Founder and Chief Executive Officer, WPP plc	Yes	International; Public Issues	WPP plc
Ratan N. Tata	76	2007	Retired Chairman, Tata Sons Limited	Yes	International; Public Issues	Mondelēz International, Inc.

Corporate Governance Highlights (Page 17)

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing shareholder interests. Highlights include:

✓ Majority Voting for Directors

✓ 11 out of 12 Board Members are Independent

✓ Independent Lead Director

✓ Diversity reflected in Board Composition

✓ Regular Executive Sessions of Independent Directors

✓ Independent Audit, Compensation and Benefits, Governance and Nominating, and Public Issues Committees

✓ Risk Oversight by Full Board and Committees

✓ Regular Board, Committee and Director Nominee Self-Evaluations

✓ Active Shareholder Engagement

✓ Shareholder Right to Call Special Meetings

✓ Shareholders’ Ability to Take Action by Written Consent

✓ Long-standing Commitment toward Sustainability

✓ Policies Prohibiting Short Sales, Hedging, Margin Accounts and Pledging

Our corporate governance practices are described in greater detail in the “Corporate Governance” section.

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2014 PROXY STATEMENT

Proxy Summary (continued)

Executive Compensation Highlights (Page 31)

WHAT WE DO	WHAT WE DON’T DO
✓	We pay for performance

✓	We consider peer groups in establishing compensation

✓	We review tally sheets

✓	We have robust stock ownership guidelines

✓	We schedule and price stock option grants to promote transparency and consistency

✓	We have clawback policies incorporated into our incentive plans

✓	We have double-trigger equity vesting in the event of a change-in-control

✓	We pay reasonable salaries to our senior executives

✓	We provide appropriate benefits to our senior executives

✓	We have a conservative compensation risk profile

✓	We maximize the tax deductibility of incentive compensation

✓	We retain an independent compensation consultant
✗	We do not pay dividend equivalents on stock options and unvested restricted share units

✗	We do not allow share recycling

✗	We do not allow repricing of underwater stock options (including cash-outs)

✗	We do not allow hedging or pledging of Company stock

✗	We do not have excise tax gross-ups for new participants in our change-in-control severance plan

✗	We do not enter into multi-year employment contracts

✗	We do not pay tax gross-ups on our limited perquisites

Our executive compensation practices are described in greater detail in the “Executive Compensation” section.

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2014 PROXY STATEMENT

Item 1 Election of Directors

As of the date of this proxy statement, Alcoa’s Board of Directors has 12 members divided into three classes. Directors are elected for three-year terms. The terms for members of each class end in successive years. Carol L. Roberts was appointed to the Board effective January 17, 2014.

The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated four incumbent directors, Klaus Kleinfeld, James W. Owens, Martin S. Sorrell, and Ratan N. Tata, to stand for re-election to the Board for a three-year term expiring in 2017.

Each of the director nominees was elected by the shareholders at the 2011 Annual Meeting of Shareholders except Martin S. Sorrell, who was appointed by the Board of Directors, upon the recommendation of the Governance and Nominating Committee, effective January 16, 2012. Sir Martin was recommended to the Governance and Nominating Committee as a director candidate by other directors. The Board of Directors affirmatively determined that each of the four nominees qualifies for election under the criteria for evaluation of directors (see “Minimum Qualifications for Director Nominees and Board Member Attributes” on page 13). Included in each nominee’s biography below is a description of the qualifications, experience, attributes and skills of such nominee. In addition, the Governance and Nominating Committee determined that Mr. Tata was qualified to stand for re-election despite being over age 75. The director retirement policy in the Company’s Corporate Governance Guidelines authorizes the Governance and Nominating Committee to determine that a director who is serving as a director of a publicly listed, significant, complex global organization other than Alcoa may stand for re-election despite having reached age 75. As noted in Mr. Tata’s nominee biography below, Mr. Tata serves as a director of Mondelēz International, Inc., a Nasdaq-listed company. In addition, the Board of Directors determined that each nominee qualifies as an independent director under New York Stock Exchange corporate governance listing standards and the Company’s Director Independence Standards except Klaus Kleinfeld, who serves as Chairman and Chief Executive Officer of the Company. See “Board, Committee and Director Evaluations” on page 19 and “Director Independence” on page 22.

If a nominee is unable to serve as a director, the Board may reduce its size or choose a substitute.

The Board of Directors recommends a vote “FOR” ITEM 1, the election of each of Klaus Kleinfeld, James W. Owens, Martin S. Sorrell, and Ratan N. Tata to the Board for a three-year term expiring in 2017.

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2014 PROXY STATEMENT

Item 1 Election of Directors (continued)

Nominees to Serve For a Three-Year Term Expiring in 2017

Klaus Kleinfeld Director since: 2003 Age: 56 Committees: Executive Committee (Chair); International Committee (Chair) Other Current Public Directorships: Bayer AG (Supervisory Board); Morgan Stanley

Career Highlights and Qualifications: Mr. Kleinfeld has been Chairman and Chief Executive Officer of Alcoa since April 2010. He was President and Chief Executive Officer of Alcoa from May 2008 to April 2010, and President and Chief Operating Officer from October 2007 to May 2008.

Before Alcoa, Mr. Kleinfeld had a 20-year career with Siemens, the global electronics and industrial conglomerate, based in the U.S. and Germany, where he served as Chief Executive Officer of Siemens AG from January 2005 to June 2007. During his tenure, Mr. Kleinfeld presided over a dramatic transformation of that company, reshaping the company’s portfolio around three high-growth areas, resulting in an increase of revenues and a near doubling of market capitalization. Mr. Kleinfeld was Deputy Chairman of the Managing Board and Executive Vice President of Siemens AG from 2004 to January 2005, and President and Chief Executive Officer from 2002 to 2004 of Siemens Corporation, Siemens AG’s subsidiary in the U.S., which represents the company’s largest region.

Mr. Kleinfeld was born in Bremen, Germany, and educated at the University of Goettingen and University of Wuerzburg. He holds a Ph.D. in strategic management and a master’s degree in business administration.

Other Current Affiliations: In addition to his public company board memberships, Mr. Kleinfeld serves on the Brookings Institution Board of Trustees. He is Chairman of the U.S.-Russia Business Council, which is dedicated to promoting trade and investment between the United States and Russia.

Previous Directorships: Mr. Kleinfeld was a director of Citigroup Inc. from 2005 to 2007 and a member of the Managing Board of Siemens AG from 2004 to 2007.

Attributes and Skills: As the only management representative on our Board, Mr. Kleinfeld provides an insider’s perspective in Board discussions about the business and strategic direction of the Company. He brings to the Board his knowledge of all aspects of Alcoa’s global business and his extensive international and senior executive experience.

James W. Owens Director since: 2005 Age: 68 Committee: Audit Committee (Chair) Other Current Public Directorships: International Business Machines Corporation; Morgan Stanley

Career Highlights and Qualifications: Mr. Owens served as Chairman and Chief Executive Officer of Caterpillar Inc., a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, from February 2004 through June 2010. He was Executive Chairman from June to October 2010, when he retired from the company.

Mr. Owens served as Vice Chairman of Caterpillar from December 2003 to February 2004 and as Group President from 1995 to 2003, responsible at various times for 13 of the company’s 25 divisions. Mr. Owens joined Caterpillar in 1972 as a corporate economist and was named chief economist of Caterpillar Overseas S.A. in Geneva, Switzerland in 1975. From 1980 until 1987, he held managerial positions in the Accounting and Product Source Planning Departments. In 1987, he became managing director of P.T. Natra Raya, Caterpillar’s joint venture in Indonesia. He held that position until 1990, when he was elected a Corporate Vice President and named President of Solar Turbines Incorporated, a Caterpillar subsidiary in San Diego, California. In 1993, he was elected Vice President and Chief Financial Officer.

Other Current Affiliations: In addition to his public company board memberships, Mr. Owens serves as a senior advisor to Kohlberg Kravis Roberts & Co. L.P., a global asset manager working in private equity and fixed income. His other major affiliations include the Peterson Institute for International Economics and the Council on Foreign Relations.

Previous Directorships: Mr. Owens was Chairman of Caterpillar Inc. from 2004 to 2010. He was also former Chairman and Executive Committee member of the Business Council.

Attributes and Skills: Mr. Owens’ previous leadership positions, including as Chief Executive Officer of a significant, complex global industrial company, bring to the Board proven business acumen, management experience and economics expertise. His background as former Chief Financial Officer of Caterpillar also provides a strong financial foundation for Audit Committee deliberations.

Mr. Owens qualifies as an audit committee financial expert.

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2014 PROXY STATEMENT

Item 1 Election of Directors (continued)

Nominees to Serve For a Three-Year Term Expiring in 2017

Martin S. Sorrell Director since: 2012 Age: 69 Committees: International Committee; Public Issues Committee Other Current Public Directorships: WPP plc

Career Highlights and Qualifications: Sir Martin Sorrell founded WPP plc (WPP), currently the world’s largest advertising and marketing services group, in 1985, and has been the Chief Executive Officer since that time. WPP companies, which include some of the most eminent agencies in the business, provide clients with advertising, media investment management, data investment management, public relations and public affairs, branding and identity, healthcare communications, direct, interactive and Internet marketing, and special communication services. Collectively, WPP employs over 170,000 people in 110 countries.

Sir Martin actively supports the advancement of international business schools, advising Harvard, IESE (Spain), the London Business School, the Indian School of Business and the Judge Institute at Cambridge University. He has been publicly recognized with a number of awards, including the Harvard Business School Alumni Achievement Award. Sir Martin received a knighthood in January 2000.

Other Current Affiliations: In addition to his public company board memberships, Sir Martin serves as a non-executive director of Alpha Topco Limited, a privately held holding company of the Formula One Group. He is a former Chairman of the International Business Council of the World Economic Forum and a member of the Business Council in the U.S. In addition, Sir Martin serves on the board of directors of the Bloomberg Family Foundation and is a member of the Advisory Boards of global investment firm Stanhope Capital and private equity firm Bowmark Capital.

Attributes and Skills: Sir Martin is an internationally recognized business leader and brings to the Board his experience in growing the WPP enterprise through innovation, acquisitions and his extensive international business relationships. His international experience and perspective in leading a large multinational group of advertising and marketing services companies provides Alcoa with invaluable insight and guidance.

Ratan N. Tata Director since: 2007 Age: 76 Committees: International Committee; Public Issues Committee Other Current Public Directorships: Mondelēz International, Inc.

Career Highlights and Qualifications: Mr. Tata served as Chairman of Tata Sons Limited, the holding company of the Tata Group, one of India’s largest business conglomerates, from 1991 through 2012. Mr. Tata was also Chairman of the major Tata Group companies, including Tata Motors, Tata Steel, Tata Consultancy and several other Tata companies, through 2012. Mr. Tata joined the Tata Group in December 1962.

Mr. Tata received a Bachelor of Science degree in Architecture with Structural Engineering from Cornell University in 1962 and completed the Advanced Management Program at Harvard Business School in 1975. He is the recipient of numerous awards and honors, including the Government of India’s second highest civilian award, the Padma Vibhushan, and the Deming Cup, awarded in October 2012 by Columbia Business School’s W. Edwards Deming Center for quality, productivity, and competitiveness.

Other Current Affiliations: In addition to his public company board memberships, Mr. Tata is associated with various organizations in India and overseas. He is the Chairman of two of the largest private-sector philanthropic trusts in India. He is a member of the Indian Prime Minister’s Council on Trade and Industry. He is the President of the Court of the Indian Institute of Science and Chairman of the Council of Management of the Tata Institute of Fundamental Research. He also serves on the Board of Trustees of Cornell University and the University of Southern California. Mr. Tata is also on the international advisory boards of Mitsubishi Corporation, JP Morgan Chase, Rolls-Royce, Temasek Holdings and the Monetary Authority of Singapore.

Previous Directorships: Mr. Tata was Chairman of Tata Sons Limited and the major Tata Group companies until December 2012. He was a director of Bombay Dyeing and Manufacturing Company Limited from 1994 to February 2013 and Fiat S.p.A. from 2006 to April 2012.

Attributes and Skills: Mr. Tata brings to the Board significant international business experience in a wide variety of industries. His previous leadership positions, including as former Chairman of the holding company for one of India’s largest business conglomerates with revenues in excess of $100 billion and former Chairman of major operating companies in various industries, including automotive, consulting and steel, provide him with extensive management and industry experience and global perspective. His perspective adds valuable diversity to the deliberations of the Board.

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2014 PROXY STATEMENT

Item 1 Election of Directors (continued)

Directors Whose Terms Expire in 2015

Kathryn S. Fuller Director since: 2002 Age: 67 Committees: Compensation and Benefits Committee; Public Issues Committee

Career Highlights and Qualifications: Ms. Fuller is the Chair of the Smithsonian’s National Museum of Natural History, the world’s preeminent museum and research complex, and she also currently serves on the board of The Robert Wood Johnson Foundation, a leading philanthropy in the field of health and health care. Ms. Fuller retired as Chair of The Ford Foundation, a nonprofit organization, in September 2010, after having served in that position since May 2004.

Ms. Fuller retired as President and Chief Executive Officer of World Wildlife Fund U.S. (WWF), one of the world’s largest nature conservation organizations, in July 2005, after having served in those positions since 1989. Ms. Fuller continues her affiliation with WWF as President Emerita and an honorary member of the Board of Directors.

Ms. Fuller was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars, a nonpartisan institute established by Congress for advanced study of national and world affairs, for a year beginning in October 2005.

Ms. Fuller had various responsibilities with WWF and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs. Before that, she held several positions in the U.S. Department of Justice, culminating as Chief, Wildlife and Marine Resources Section, in 1981 to 1982.

Attributes and Skills: Ms. Fuller has led three internationally recognized and respected organizations, having served as the chief executive officer of WWF and Chair of The Ford Foundation and currently serving as Chair of the Smithsonian’s National Museum of Natural History. Her experience in managing world-class organizations, combined with her proven leadership skills, international experience and environmental focus have all contributed to the diversity and richness of the Board’s deliberations.

The Company has long recognized the need to earn the right to continue to do business in the communities in which it operates, and as a result, the Board seeks the input of directors, such as Ms. Fuller, who have a broad perspective on sustainable development.

Judith M. Gueron Lead Director Director since: 1988 Age: 72 Committees: Executive Committee; Governance and Nominating Committee (Chair); Public Issues Committee

Career Highlights and Qualifications: Dr. Gueron is Scholar in Residence of MDRC, a nonprofit research organization that designs, manages and studies projects to increase the self-sufficiency of economically disadvantaged groups, since September 2005, and President Emerita of MDRC since 2004. She is a director of the National Bureau of Economic Research.

Dr. Gueron was a Visiting Scholar at the Russell Sage Foundation, a foundation devoted to research in the social sciences, from 2004 to 2005. She was President of MDRC from 1986 to August 2004 and MDRC’s Executive Vice President for research and evaluation from 1978 to 1986 and Research Director from 1974 to 1978. Before joining MDRC, she was director of special projects and studies and a consultant for the New York City Human Resources Administration.

A widely published, nationally recognized expert on employment and training, poverty, and family assistance, Dr. Gueron is the author of “Fighting for Reliable Evidence” and “From Welfare to Work.” She is past President of the Association for Public Policy Analysis and Management, has served on several National Academy of Sciences committees and federal advisory panels, and has frequently testified before Congress. In 2005, she received the inaugural Richard E. Neustadt Award from the John F. Kennedy School of Government, Harvard University.

Dr. Gueron received her B.A. Summa Cum Laude from Radcliffe College in 1963 and her Ph.D. in economics from Harvard University in 1971.

Other Current Affiliations: Dr. Gueron serves on the board of the Society for Research on Educational Effectiveness and the Coalition for Evidence-Based Policy.

Attributes and Skills: Dr. Gueron has a depth of experience with the aluminum industry, having served on the Company’s Board for over 20 years. Dr. Gueron chaired the Public Issues Committee from its inception in 2002 to April 2010. She has been recognized by her colleagues on the Board for her leadership and development of this committee, which provides advice and guidance on corporate social responsibility and significant public issues that are pertinent to the Company and its stakeholders. Dr. Gueron led three trips to the Juruti bauxite mine project in the Amazon region of Brazil to meet directly with management, community leaders and non-governmental organizations regarding sustainable community development and environmental stewardship of this sensitive area.

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2014 PROXY STATEMENT

Item 1 Election of Directors (continued)

Directors Whose Terms Expire in 2015

Patricia F. Russo

Director since: 2008

Age: 61

Committees: Compensation and Benefits Committee (Chair); Executive Committee; Governance and Nominating Committee

Other Current Public Directorships: General Motors Company (Lead Director); Hewlett-Packard Company;
KKR Management LLC; Merck & Co., Inc.

Career Highlights and Qualifications: Ms. Russo is the former Chief Executive Officer of Alcatel Lucent, a communications company, from December 2006 to September 2008. She served as Chairman of Lucent Technologies Inc. from 2003 to 2006 and as its Chief Executive Officer and President from 2002 to 2006.

Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001, and Director from July 2001, until January 2002, and Chairman of Avaya Inc. from December 2000, until she rejoined Lucent as Chief Executive Officer in January 2002.

Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that, she held various executive positions with Lucent and AT&T.

Other Current Affiliations: In addition to her public company board memberships, Ms. Russo is a director of KKR Management LLC (the managing partner of KKR & Co., L.P.). She also is Chairman of the Partnership for a Drug-Free America, a national non-profit organization.

Previous Directorships: Ms. Russo served as a director of Schering Plough Corp. from 1995 until 2009, when it merged with Merck & Co. She was chair of Schering Plough’s Governance Committee for six years and its Lead Director prior to the merger.

Attributes and Skills: Ms. Russo has proven business acumen, having served in executive and board leadership capacities at a number of significant, complex global organizations. As Chief Executive Officer of Lucent, she successfully led the company through the severe telecommunications industry downturn in 2002 and 2003, restoring the company to profitability and growth. She then led its cross-border merger negotiations with Alcatel, a French company, and became the newly merged organization’s first chief executive, headquartered in France. In addition, her directorships at other public companies provide her with broad experience on issues facing public companies. Ms. Russo has demonstrated a depth of business experience, knowledge of compensation and benefits in her service on the Company’s Compensation and Benefits Committee and as chair of Hewlett Packard’s compensation committee, and an extensive knowledge of governance practices and principles.

Ernesto Zedillo

Director since: 2002

Age: 62

Committees: Audit Committee; Public Issues Committee (Chair)

Other Current Public Directorships: Citigroup Inc.; Promotora de Informaciones, S.A.; The Procter & Gamble Company

Career Highlights and Qualifications: Dr. Zedillo has been at Yale University since 2002, where he is the Frederick Iseman ’74 Director of the Yale Center for the Study of Globalization; Professor in the Field of International Economics and Politics; Professor of International and Area Studies; and Professor Adjunct of Forestry and Environmental Studies. He was a Distinguished Visiting Fellow at the London School of Economics in 2001.

Dr. Zedillo was President of Mexico from December 1994 to December 2000. He served in the Federal Government of Mexico as Undersecretary of the Budget (1987-1988); as Secretary of Economic Programming and the Budget and board member of various state owned enterprises, including PEMEX, Mexico’s national oil company (1988-1992); and as Secretary of Education (1992-1993). From 1978 to 1987, he was with the central bank of Mexico where he served as deputy manager of economic research and deputy director. From 1983 to 1987, he was the founding General Director of the Trust Fund for the Coverage of Exchange Risks, a mechanism created to manage the rescheduling of the foreign debt of the country’s private sector that involved negotiations and complex financial operations with hundreds of firms and international banks.

Dr. Zedillo earned his Bachelor’s degree from the School of Economics of the National Polytechnic Institute in Mexico and his M.A., M.Phil. and Ph.D. at Yale University. In Mexico, he taught economics at the National Polytechnic Institute and El Colegio de Mexico.

Other Current Affiliations: In addition to his public company board memberships, Dr. Zedillo belongs to the international advisory board of BP. He is a senior advisor to the Credit Suisse Research Institute. His current service in non-profit institutions includes being a member of the Foundation Board of the World Economic Forum.

Previous Directorships: Dr. Zedillo was a director of Electronic Data Systems Corporation from 2007 to 2008 where he was a member of its Governance Committee. He was a director of the Union Pacific Corporation from 2001 to 2006 where he served on the Audit and Finance Committees.

Attributes and Skills: From his broad experience in government and international politics and his prior service as President of Mexico, Dr. Zedillo brings international perspective and insight to matters such as governmental relations and public issues in the various countries in which Alcoa operates. Dr. Zedillo also has significant financial experience, having previously served on the audit committee of Union Pacific and as the Secretary of Economic Programming and the Budget for Mexico, as well as having held various positions at Banco de México, the central bank of Mexico.

Dr. Zedillo qualifies as an audit committee financial expert.

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2014 PROXY STATEMENT

Item 1 Election of Directors (continued)

Directors Whose Terms Expire in 2016

Arthur D. Collins, Jr. Director since: 2010 Age: 66 Committees: Audit Committee; Compensation and Benefits Committee Other Current Public Directorships: The Boeing Company; U.S. Bancorp

Career Highlights and Qualifications: Mr. Collins was Chairman of Medtronic, Inc., a leading medical device and technology company, from April 2002 until his retirement in August 2008, and Chief Executive Officer from May 2002 to August 2007. He held a succession of other executive leadership positions with Medtronic from 1992 until his retirement, including as President and Chief Executive Officer, President and Chief Operating Officer, and Chief Operating Officer. He was Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994.

Prior to joining Medtronic, he was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. He joined Abbott in 1978 after spending four years with Booz, Allen & Hamilton, a major management consulting firm.

Other Current Affiliations: In addition to his public company board memberships, Mr. Collins currently serves on the board of privately held Cargill, Incorporated. He is a member of the Board of Overseers of The Wharton School at the University of Pennsylvania and the Board of Visitors at Miami University of Ohio. He also serves as a senior advisor to Oak Hill Capital Partners, L.P., a private equity firm.

Previous Directorships: Mr. Collins was Chairman of Medtronic, Inc. from 2002 to 2008.

Attributes and Skills: In addition to his public company board memberships, Mr. Collins’ extensive executive and business experience, including his years of executive leadership at Medtronic, allow Alcoa to benefit from his experience managing the operations of a large, global company. He also brings the perspective of a member of several corporate boards, having served on the audit, finance, compensation, governance and executive committees of various boards. Mr. Collins is currently the lead director at U.S. Bancorp, and he is the chair of the Compensation Committee at Boeing and of the Human Resources Committee at Cargill.

Mr. Collins qualifies as an audit committee financial expert.

Carol L. Roberts Director since: 2014 Age: 54 Committees: Audit Committee

Career Highlights and Qualifications: Ms. Roberts is Senior Vice President and Chief Financial Officer of International Paper Company (IP), a global leader in packaging and paper with manufacturing operations in 24 countries. Ms. Roberts has over 30 years of industrial manufacturing experience, having worked in multiple facilities and across various functions at IP. Before being named CFO in 2011, Ms. Roberts led IP’s largest business, the Industrial Packaging Group. While in that role, she led IP’s acquisition of Weyerhaeuser’s packaging business. Ms. Roberts has also served as IP’s Vice President of People Development for three years, during which she developed human resources programs that have had a major impact on IP’s talent posture and employee engagement. Ms. Roberts has served in a variety of operational and technical roles since beginning her career with IP in 1981 as an associate engineer at the company’s Mobile, Alabama mill.

Attributes and Skills: Ms. Roberts’ career spans engineering, manufacturing, business management, human resources and finance, bringing a strong set of cross-functional experiences to the Board. Her current role as Chief Financial Officer of IP also provides her with a strong foundation for valuable contributions to Board discussions relating to financial and strategic matters.

Ms. Roberts qualifies as an audit committee financial expert.

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Item 1 Election of Directors (continued)

Directors Whose Terms Expire in 2016

Michael G. Morris

Director since: 2008

Age: 67

Committees: Audit Committee; Compensation and Benefits Committee; Executive Committee; Governance and Nominating Committee

Other Current Public Directorships:
American Electric Power Company, Inc.; L Brands, Inc.; The Hartford Financial
Services Group, Inc.; Spectra Energy Corp

Career Highlights and Qualifications: Mr. Morris was Chairman of American Electric Power Company, Inc. (AEP), one of the nation’s largest utility generators and owner of the largest electricity transmission system in the United States, from 2004 through 2013. He served as Chief Executive officer of AEP and all of its major subsidiaries from 2004 until his retirement in November 2011 and as President from 2004 to 2011. From 1997 to 2003, Mr. Morris was Chairman, President and Chief Executive Officer of Northeast Utilities. Prior to that, he held positions of increasing responsibility in energy and natural gas businesses.

Other Current Affiliations: In addition to his public company board memberships, Mr. Morris serves on the U.S. Department of Energy’s Electricity Advisory Board, the National Governors Association Task Force on Electricity Infrastructure, the Institute of Nuclear Power Operations and the Business Roundtable (chairing the Business Roundtable’s Energy Task Force).

Previous Directorships: From 1997 to 2003, Mr. Morris was Chairman of Northeast Utilities. Mr. Morris was previously chairman of the Edison Electric Institute.

Attributes and Skills: Mr. Morris has proven business acumen, having served as the chief executive officer of significant, complex organizations. Mr. Morris’ experience in the energy field is a valuable resource to the Company as we engage in renewing our energy supplies. The production of aluminum requires large amounts of energy in an electrolytic smelting process. In addition, Mr. Morris is a leader in developing the carbon sequestration process, which is a technology that may prove to be valuable to the aluminum industry in reducing greenhouse gas emissions.

Mr. Morris qualifies as an audit committee financial expert.

E. Stanley O’Neal

Director since: 2008

Age: 62

Committees: Audit Committee; Executive Committee; Governance and Nominating Committee

Other Current Public Directorships:
Platform Specialty Products Corporation

Career Highlights and Qualifications: Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000; and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998.

Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility.

Other Current Affiliations: In addition to his public company board memberships, Mr. O’Neal’s other affiliations include service on the board of the Memorial Sloan-Kettering Cancer Center, and membership in the Council on Foreign Relations, the Center for Strategic and International Studies and the Economic Club of New York.

Previous Directorships: Mr. O’Neal was a director of General Motors Corporation from 2001 to 2006, chairman of the board of Merrill Lynch & Co., Inc. from 2003 to 2007, and a director of American Beacon Advisors, Inc. (investment advisor registered with the Securities and Exchange Commission) from 2009 to September 2012.

Attributes and Skills: Mr. O’Neal provides a valuable perspective to the Audit Committee as the Company does not have another director with a background in investment banking. He also brings to the Audit Committee a strong financial background in an industrial setting, having served in various financial and leadership positions at General Motors Corporation.

Mr. O’Neal qualifies as an audit committee financial expert.

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Item 1 Election of Directors (continued)

Nominating Board Candidates – Procedures and Director Qualifications

Shareholder Recommendations for Director Nominees

Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our principal executive offices: Alcoa Inc., Governance and Nominating Committee, c/o Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The written submission should comply with all requirements set forth in the Company’s Articles of Incorporation and By-Laws. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and Board member attributes.

Shareholder Nominations from the Floor of the Annual Meeting

The Company’s Articles of Incorporation provide that any shareholder entitled to vote at an annual shareholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the shareholder must provide to Alcoa’s Corporate Secretary written notice of the shareholder’s intent to make such a nomination or nominations. The notice must contain all of the information required in the Company’s Articles of Incorporation and By-Laws.

Any such notice must be sent to our principal executive offices: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The deadline for receipt of any shareholder nominations for the 2015 annual meeting is February 1, 2015.

Minimum Qualifications for Director Nominees and Board Member Attributes

The Governance and Nominating Committee has adopted Criteria for Identification, Evaluation and Selection of Directors:

1.	Directors must have demonstrated the highest ethical behavior and must be committed to the Company’s values.
2.	Directors must be committed to seeking and balancing the legitimate long-term interests of all of the Company’s shareholders, as well as its other stakeholders, including its customers, employees and the communities where the Company has an impact. Directors must not be beholden primarily to any special interest group or constituency.
3.	It is the objective of the Board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.
4.	Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.
5.	Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.
6.	Directors should have proven business acumen, serving or having served as a chief executive officer, chief operating officer or chief financial officer of a significant, complex organization, or other senior leadership role in a significant, complex organization; or serving or having served in a significant policy-making or leadership position in a well respected, nationally or internationally recognized educational institution, not-for-profit organization or governmental entity; or having achieved a widely recognized position of leadership in the director’s field of endeavor, which adds substantial value to the oversight of material issues related to the Company’s business.
7.	Directors must be committed to understanding the Company and its industry; to regularly preparing for, attending and actively participating in meetings of the Board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the Company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.
8.	Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the Board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the Board must satisfy the requirements of an “audit committee financial expert.”

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Item 1 Election of Directors (continued)

9.	Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.
10.	New director nominees should be able to and committed to serve as a member of the Board for an extended period of time.
11.	While the diversity, the variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature.
12.	Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

Process of Evaluation of Director Candidates

The Governance and Nominating Committee makes a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information or information provided by an independent search firm which identifies or provides an assessment of a candidate. If a consensus is reached by the committee that a particular candidate would likely contribute positively to the Board’s mix of skills and experiences, and a Board vacancy exists or is likely to occur, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts in-person interviews and may invite other Board members or senior Alcoa executives to interview the candidate to assess the candidate’s overall qualifications. The committee considers the candidate against the criteria it has adopted in the context of the current composition and needs of the Board and its committees.

At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full Board. The report includes a recommendation whether the candidate should be nominated for election to the Board. This procedure is the same for all candidates, including director candidates identified by shareholders.

The Governance and Nominating Committee has retained the services of a search firm that specializes in identifying and evaluating director candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.

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Director Compensation

The Governance and Nominating Committee reviews director compensation periodically and recommends changes to the Board, when it deems appropriate, based on market information provided to the committee by Pearl Meyer & Partners, an independent compensation consultant, and taking into account various factors, including the responsibilities of directors generally, the responsibilities of committee chairs, and Company performance. Information regarding the retention of Pearl Meyer can be found under “Corporate Governance—Compensation Consultants” beginning on page 23. The Board reviews the recommendations of the Governance and Nominating Committee and determines the form and amount of director compensation. Directors who also serve as employees of the Company do not receive payment for services as a director.

Director Fees

The following table describes the components of director compensation for 2013:

Type of Fee	2013 Amount
Annual retainer for all directors	$230,000
Annual fee to serve as Lead Director	$11,000
Annual fee to chair the Governance and Nominating Committee	$16,500
Annual fee to chair the Audit Committee	$27,500
Annual fee to serve on the Audit Committee	$11,000
Annual fee to chair the Compensation and Benefits Committee	$20,000
Annual fee to chair the Public Issues Committee	$16,500

As previously reported in the 2013 proxy statement, effective January 1, 2013, the Board of Directors, upon recommendation of the Governance and Nominating Committee, approved an increase of the annual director retainer fee to $230,000, and an increase of the annual fee to chair the Compensation and Benefits Committee to $20,000. The 2013 fee increase was the first increase in directors’ compensation since January 1, 2011. Fees for service as Lead Director, for service as leaders of other committees or for participation on the Audit Committee were not changed.

Stock Ownership Guidelines for Directors

Each director is required to invest 50% of his or her cash fees annually to purchase Alcoa common stock until stock ownership reaches $400,000 (this amount was increased from $350,000 effective January 1, 2013), and each director is required to maintain that investment until retirement from the Board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the Company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market. Compliance with the ownership value requirement is measured annually and if the stock price declines in value, directors must continue to invest in Alcoa stock until the stock ownership guideline is reached.

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Director Compensation (continued)

2013 Director Compensation

The following table sets forth the total compensation of the Company’s non-employee directors for the year ended December 31, 2013.

Name [1] (a)	Fees Earned or Paid in Cash ($) (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Arthur D. Collins, Jr.	$241,000			$241,000
Kathryn S. Fuller	$230,000			$230,000
Judith M. Gueron	$257,500	$34,313	$3,355	$295,168
Michael G. Morris	$241,000			$241,000
E. Stanley O’Neal	$241,000			$241,000
James W. Owens	$257,500			$257,500
Patricia F. Russo	$250,000			$250,000
Martin S. Sorrell	$230,000			$230,000
Ratan N. Tata	$230,000			$230,000
Ernesto Zedillo	$257,500			$257,500
1	Klaus Kleinfeld is a Company employee and receives no compensation for services as a director. Carol L. Roberts joined the Board effective January 17, 2014.

Explanation of information in the columns of the table:

Fees Earned or Paid in Cash (Column (b))

This column reflects the cash fees earned by directors for Board and committee service in 2013, whether or not such fees were deferred.

Stock Awards, Option Awards, and Non-Equity Incentive Plan Compensation (Columns (c),(d) and (e))

In 2013, we did not issue any stock or option awards to directors, and we do not have a non-equity incentive plan for directors. Accordingly, no such compensation is reported in the table, and we have omitted columns (c), (d) and (e) from the table.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (f))

This column reflects the change in pension value for a legacy plan described below under “Fee Continuation Plan for Non-Employee Directors.” The Company does not pay above-market or preferential earnings on fees that are deferred. The 2005 Deferred Fee Plan for Directors and a predecessor plan have the same investment options as the Company’s 401(k) tax-qualified savings plan for salaried employees. We therefore do not report earnings on deferred fees in column (f).

All Other Compensation (Column (g))

The amount shown in this column for Ms. Gueron represents imputed income related to a 2013 trip to U.S. Alcoa facilities by directors to review the Company’s Engineered Products and Solutions and Global Rolled Products operations. Spouses were invited to attend this trip and imputed income was charged to those directors whose spouses attended. This imputed income was primarily for air travel to and from New York and meals. Directors do not receive tax gross-ups for imputed income.

Fee Continuation Plan for Non-Employee Directors

The Company does not provide retirement benefits to non-employee directors under any current program. Ms. Gueron is the only current director entitled to receive retirement benefits under a legacy plan. She will receive annual payments in cash for life upon retirement from the Board under the terms of the Fee Continuation Plan for Non-Employee Directors, which was frozen in 1995. The plan was amended in 2006 to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments plan participants would have received in stock and cash. The amounts reflected in column (f) of the 2013 Director Compensation table assume retirement with a present value of the accumulated stock-based portion of the award based on the 2013 year-end closing price of $10.63 per share as compared with a 2012 year-end closing price of $8.68 per share, and with the present value of annual stock grant payments assuming an annual stock increase of 4.00% per year consistent with Financial Accounting Standards Board’s Accounting Standards Codification Topic 715, Compensation—Retirement Benefits accounting valuation assumptions.

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Corporate Governance

Alcoa is a values-based company. Our values guide our behavior at every level and apply across the Company on a global basis. The Board has adopted a number of policies to support our values and good corporate governance, which we believe are important to the success of our business and in advancing shareholder interests. Our values have been recognized by numerous awards, including being selected for the Dow Jones Sustainability Index for both North America and the World. In addition, Alcoa has been named the most admired metals company in the world in Fortune magazine’s 2014 annual ranking on corporate reputation, the third consecutive year that Alcoa has received this honor.

In addition to the other policies and procedures described in this section, we highlight below certain of our corporate governance practices:

Board Membership and Participation

•	Directors who serve on our audit committee may serve on only two other public companies’ audit committees.
•	Directors who serve as chief executive officers of public companies should not serve on more than two outside public company boards in addition to Alcoa’s Board.
•	Other directors should not serve on more than four outside public company boards in addition to Alcoa’s Board.
•	Directors’ attendance at annual meetings is expected.

Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging

Our Insider Trading Policy contains restrictions that, among other things:

•	prohibit short sales of Alcoa securities and derivative or speculative transactions in Alcoa securities;
•

prohibit the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Alcoa securities; and

•	prohibit directors and executive officers from holding Alcoa securities in margin accounts or pledging Alcoa securities as collateral.

Shareholder Right to Call Special Meetings

Shareholders are permitted to call special meetings in accordance with the Company’s Articles of Incorporation and By-Laws.

Shareholder Action by Written Consent

Shareholders may act by written consent in accordance with the Company’s Articles of Incorporation and By-Laws.

Board Oversight of Political Activities

The Public Issues Committee oversees the Company’s policies and practices relating to the Company’s political activities. Additional information is available on our website at http://www.alcoa.com.

Commitment toward Sustainability

The Company is committed to operating sustainably in the communities in which we do business.

The Structure and Role of the Board of Directors

Board Leadership Structure

The Company’s current Board leadership structure is composed of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Director and strong, active independent directors. Alcoa has had a strong, independent Lead Director for a number of years. The Board believes this structure provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. By serving in both positions, the Chairman and Chief Executive Officer is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Director, leadership in focusing its discussions and review of the Company’s strategy. In addition, a combined role of Chairman and Chief Executive Officer ensures that the Company presents its message and strategy to its stakeholders with a unified voice. It also allows for efficient decision making and focused accountability. The Board believes that it is in the best interest of the Company and its shareholders for Mr. Kleinfeld to serve as Chairman and Chief Executive Officer, considering the strong role of our independent Lead Director and other corporate governance practices providing independent oversight of management as set forth below.

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Corporate Governance (continued)

The Company’s corporate governance practices and policies ensure substantial independent oversight of management. For instance:

•	Eleven out of our 12 directors are independent as defined by the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Director Independence Standards.
•

The Board’s key standing committees are composed solely of independent directors. The Audit Committee, the Compensation and Benefits Committee, the Governance and Nominating Committee and the Public Issues Committee are each composed solely of independent directors. All members of the International Committee and the Executive Committee are independent directors other than Mr. Kleinfeld.

•

Our independent directors meet at every regular meeting in executive session without management or the Chairman and Chief Executive Officer present. These meetings are led by the Lead Director, Judith M. Gueron.

The Lead Director’s role is defined as follows:

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•

Respond directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman or other directors as the Lead Director may deem appropriate;

•	Review and/or approve meeting agendas and schedules for the Board;
•	Ensure personal availability for consultation and communication with independent directors and with the Chairman, as appropriate;
•	Call executive sessions of the Board; and
•	Call special meetings of the independent directors, as the Lead Director may deem to be appropriate.

The Chief Legal Officer and the Corporate Secretary’s Office provide support to the Lead Director in fulfilling the Lead Director’s role.

The Board’s Role in Risk Oversight

The Board of Directors is actively engaged in overseeing and reviewing the Company’s strategic direction and objectives, taking into account (among other considerations) the Company’s risk profile and exposures. It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board annually reviews the Company’s enterprise risk management and receives regular updates on risk exposures.

While the Board as a whole has responsibility for risk oversight, including CEO succession planning, the committees of the Board also oversee the Company’s risk profile and exposures relating to matters within the scope of their authority. The Board regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

The Audit Committee regularly reviews materials risk management, which includes hedging policies and practices and the relationship between the commodity pricing of aluminum on the London Metal Exchange and major cost inputs, including energy. The Audit Committee also regularly reviews treasury risks (including those relating to insurance, credit, debt, interest rates and foreign currency exchange rates), financial and accounting risks, legal and compliance risks, tax and environmental risks, and risks related to internal controls.

The Governance and Nominating Committee considers risks related to succession planning for the Board of Directors and oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board.

The Compensation and Benefits Committee considers risks related to the attraction and retention of talent, to the design of compensation programs and incentive arrangements, and to the investment management of the Company’s principal retirement and savings plans. The Company has determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on the Company. See “Compensation Discussion and Analysis—Other Compensation Policies and Practices—What We Do—We Have a Conservative Compensation Risk Profile” on page 49.

The Public Issues Committee considers risks related to the Company’s reputation and the sustainability of its operations.

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Corporate Governance (continued)

The Company believes that the Board leadership structure supports its role in risk oversight. Strong independent directors chair the various committees involved with risk oversight, there is open communication between management and directors, and all directors are actively involved in the risk oversight function.

Board Diversity and Board Tenure

Our policy on Board diversity relates to the selection of nominees for the Board. Our policy provides that while diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Governance and Nominating Committee focuses on skills, expertise and background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature. Reflecting the global nature of our business, our directors are citizens of the United States, Germany, India, Mexico and the United Kingdom. We have four female directors, one African-American director, one Indian director and one Hispanic director out of a total of 12 directors, as of the date of this proxy statement. Our directors come from diverse backgrounds, including in the business, philanthropic and governmental sectors.

The following table shows the tenure of our directors. The directors’ tenure is well distributed to create a balanced Board, which contributes to a rich dialogue representing a range of perspectives.

Board Meetings and Attendance

The Board met seven times in 2013. Attendance by directors at Board and committee meetings averaged 95%. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2013.

Under Alcoa’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of shareholders. All members of the Board attended the Company’s 2013 annual meeting.

In addition to Board meetings, directors visit Alcoa business operations to deepen their understanding of the Company and interact with on-site employees. In 2013, the Board visited the Alcoa Mill Products facility in San Antonio, Texas, the Alcoa North American Rolled Products facility in Davenport, Iowa and the Alcoa Technology Center in New Kensington, Pennsylvania.

Board, Committee and Director Evaluations

The Board of Directors annually assesses the effectiveness of the full Board, the operations of its committees and the contributions of director nominees. The Governance and Nominating Committee oversees the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

Committees of the Board

There are six standing committees of the Board. The Board has adopted written charters for each committee, which are available on our website at http://www.alcoa.com under “About—Corporate Governance—Committees.”

Each of the Audit, Compensation and Benefits, Governance and Nominating and Public Issues Committees consists solely of directors who have been determined by the Board of Directors to be independent in accordance with Securities and Exchange Commission (“SEC”) regulations, NYSE listing standards and the Company’s Director Independence Standards (including the heightened independence standards for members of the Audit and Compensation and Benefits Committees).

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Corporate Governance (continued)

The following table sets forth the Board committees and the current members of each of the committees.

	Audit	Compensation and Benefits	Governance and Nominating	Public Issues	Executive	International
Arthur D. Collins, Jr.*	X	X
Kathryn S. Fuller*		X		X
Judith M. Gueron*			Chair	X	X
Klaus Kleinfeld					Chair	Chair
Michael G. Morris*	X	X	X		X
E. Stanley O’Neal*	X		X		X
James W. Owens*	Chair
Carol L. Roberts*	X
Patricia F. Russo*		Chair	X		X
Martin S. Sorrell*				X		X
Ratan N. Tata*				X		X
Ernesto Zedillo*	X			Chair
*	Independent Director

Audit Committee

•	Oversees the integrity of the financial statements and internal controls, including review of the scope and the results of the audits of the internal and independent auditors
•	Appoints the independent auditors and evaluates their independence and performance
•	Reviews the organization, performance and adequacy of the internal audit function
•	Pre-approves all audit, audit-related, tax and other services to be provided by the independent auditors
•	Oversees the Company’s compliance with legal, ethical and regulatory requirements
•	Discusses with management and the auditors the policies with respect to risk assessment and risk management, including major financial risk exposures

Each member of the Audit Committee is financially literate, and the Board of Directors has determined that each member qualifies as an “audit committee financial expert” under applicable SEC rules. No committee member currently sits on more than one other public company’s audit committee.

2013 Meetings: The Audit Committee met eight times in 2013. The chair of this committee also met with management and the independent auditors before earnings announcements in January, April, July and October.

Compensation and Benefits Committee

•	Establishes the Chief Executive Officer’s compensation based upon an evaluation of performance in light of approved goals and objectives
•	Reviews and approves the compensation of the Company’s officers
•	Oversees the implementation and administration of the Company’s compensation and benefits plans, including pension, savings, incentive compensation and equity-based plans
•	Reviews and approves general compensation and benefit policies
•	Approves the Compensation Discussion and Analysis for inclusion in the proxy statement
•

Has the sole authority to retain and terminate a compensation consultant, as well as to approve the consultant’s fees and other terms of engagement (see “Compensation Consultants” beginning on page 23 regarding the committee’s engagement of a compensation consultant)

•	Has the authority to obtain advice and assistance from legal, accounting or other advisors

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Corporate Governance (continued)

The Compensation and Benefits Committee may form and delegate its authority to subcommittees when appropriate (including subcommittees of management). Executive officers do not determine the amount or form of executive or director compensation although the Chief Executive Officer provides recommendations to the Compensation and Benefits Committee regarding compensation changes and incentive compensation for executive officers other than himself. For more information on the responsibilities and activities of the committee, including its processes for determining executive compensation, see the “Compensation Discussion and Analysis” section.

2013 Meetings: In 2013, the Compensation and Benefits Committee met six times and took action by unanimous written consent three times.

Governance and Nominating Committee

•

Identifies individuals qualified to become Board members and recommends them to the full Board for consideration, including evaluating all potential candidates, whether initially recommended by management, other Board members or shareholders

•	Makes recommendations to the Board regarding Board committee assignments
•	Develops and annually reviews corporate governance guidelines for the Company, and oversees other corporate governance matters
•	Reviews related person transactions
•	Coordinates an annual performance review of the Board, Board committees and individual director nominees
•	Periodically reviews and makes recommendations to the Board regarding director compensation

2013 Meetings: The Governance and Nominating Committee met five times in 2013.

Public Issues Committee

•	Provides guidance on matters relating to the Company’s corporate social responsibility, including good corporate citizenship, environmental sustainability, health and safety and social issues
•	Oversees and monitors the Company’s policies and practices to ensure alignment with the Company’s vision and values
•	Advises on significant public issues that are pertinent to the Company and its stakeholders
•	Considers, and brings to the attention of the Board as appropriate, political, social and environmental trends and major global legislative and regulatory developments or other public policy issues
•	Oversees the Company’s policies and practices relating to the Company’s political activities, diversity and charitable contributions
•	Monitors the Company’s reputation and environmental sustainability progress

2013 Meetings: The Public Issues Committee met five times in 2013.

Executive Committee

•	Has the authority to act on behalf of the Board.

2013 Meetings: In 2013, the Executive Committee met twice and took action by unanimous written consent twice.

International Committee

•	Provides a forum for additional discussion and input on international markets, business conditions and political developments.

2013 Meetings: The International Committee met four times in 2013. The committee meets on an as-needed basis depending on business requirements.

Majority Voting for Directors

Alcoa’s Articles of Incorporation and By-Laws provide a majority voting standard for election of directors in uncontested elections. If an incumbent director nominee receives a greater number of votes cast against his or her election than in favor of his or her election (excluding abstentions) in an uncontested election, the nominee must immediately tender his or her resignation, and the Board will decide, through a process managed by the Governance and Nominating Committee and excluding the nominee, whether to accept the resignation at its next regularly scheduled Board meeting. The Board’s explanation of its decision will be promptly disclosed in accordance with SEC rules and regulations. An election of directors is considered to be contested if there

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2014 PROXY STATEMENT

Corporate Governance (continued)

are more nominees for election than positions on the Board to be filled by election at the meeting of shareholders. Any director nominee not already serving on the Board who fails to receive a majority of votes cast in an uncontested election will not be elected to the Board.

Communications with Directors

The Board of Directors welcomes input and suggestions. Shareholders and other interested parties wishing to contact the Lead Director or the non-management directors as a group may do so by sending a written communication to the attention of the Lead Director c/o Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, send a written communication to the Audit Committee c/o Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you may place an anonymous, confidential, toll free call in the United States to Alcoa’s Compliance Line at 1 800 346-7319. For a listing of Compliance Line telephone numbers outside the United States, go to http://www.alcoa.com “About Alcoa—Corporate Governance—Ethics and Compliance.”

Communications addressed to the Board or to a Board member are distributed to the Board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication. The Board of Directors has asked the Corporate Secretary’s Office to submit to the Board all communications received, excluding only those items that are not related to Board duties and responsibilities, such as junk mail and mass mailings; product complaints and product inquiries; new product or technology suggestions; job inquiries and resumes; advertisements or solicitations; and surveys.

Director Independence and Related Person Transactions

Director Independence

In its Corporate Governance Guidelines, the Board recognizes that independence depends not only on directors’ individual relationships, but also on the directors’ overall attitude. Providing objective, independent judgment is at the core of the Board’s oversight function. Under the Company’s Director Independence Standards, which conform to the corporate governance listing standards of the New York Stock Exchange, a director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with the Company or any subsidiary in the consolidated group. The Director Independence Standards comprise a list of all categories of material relationships affecting the determination of a director’s independence. Any relationship that falls below a threshold set forth in the Director Independence Standards, or is not otherwise listed in the Director Independence Standards, and is not required to be disclosed under Item 404(a) of SEC Regulation S-K, is deemed to be an immaterial relationship.

The Board has affirmatively determined that all the directors are independent except Mr. Kleinfeld, who is employed by the Company (and therefore does not meet the independence standards set forth in the Director Independence Standards). In the course of its determination regarding independence, the Board did not find any material relationships between the Company and any of the directors, other than Mr. Kleinfeld’s employment.

Transactions with Related Persons

Review, Approval and Ratification of Transactions with Related Persons. The Company has a written Related Person Transaction Approval Policy regarding the review, approval and ratification of transactions between us and related persons. The policy applies to any transaction in which the Company or a Company subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person means any director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and any immediate family member of any such person.

Under this policy, reviews are conducted by management to determine which transactions or relationships should be referred to the Governance and Nominating Committee for consideration. The Governance and Nominating Committee then reviews the material facts and circumstances regarding a transaction and determines whether to approve, ratify, revise or reject a related person transaction, or to refer it to the full Board or another committee of the Board for consideration. The Company’s Related Person Transaction Approval Policy operates in conjunction with other aspects of the Company’s compliance program, including

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2014 PROXY STATEMENT

Corporate Governance (continued)

its Business Conduct Policies which require that all directors, officers and employees have a duty to be free from the influence of any conflict of interest when they represent the Company in negotiations or make recommendations with respect to dealings with third parties, or otherwise carry out their duties with respect to the Company.

The Board has considered the following types of potential related person transactions and pre-approved them under the Company’s Related Person Transaction Approval Policy as not presenting material conflicts of interest:

(i)	employment of executive officers (except employment of an executive officer that is an immediate family member of another executive officer, director, or nominee for director) as long as the Compensation and Benefits Committee has approved the executive officers’ compensation;
(ii)	director compensation that the Board has approved;
(iii)	any transaction with another entity in which the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other entity’s total annual revenues, if a related person’s interest arises only from:
(a)	such person’s position as an employee or executive officer of the other entity; or
(b)	such person’s position as a director of the other entity; or
(c)	the ownership by such person, together with his or her immediate family members, of less than a 10% equity interest in the aggregate in the other entity (other than a partnership); or
(d)	both such position as a director and ownership as described in (b) and (c) above; or
(e)	such person’s position as a limited partner in a partnership in which the person, together with his or her immediate family members, have an interest of less than 10%;
(iv)	charitable contributions in which a related person’s only relationship is as an employee (other than an executive officer), or a director or trustee, if the aggregate amount involved does not exceed the greater of $250,000 or 2% of the charitable organization’s total annual receipts;
(v)	transactions, such as the receipt of dividends, in which all shareholders receive proportional benefits;
(vi)	transactions involving competitive bids;
(vii)	transactions involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and
(viii)	transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Transactions with Related Persons in 2013. Based on information provided by the directors, the executive officers, and the legal department, the Governance and Nominating Committee determined that there are no material related person transactions to be reported in this proxy statement. We indemnify our directors and officers to the fullest extent permitted by law against personal liability in connection with their service to the Company. This indemnity is required under the Company’s Articles of Incorporation and the By-Laws, and we have entered into agreements with these individuals contractually obligating us to provide this indemnification to them.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Benefits Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Benefits Committee.

Compensation Consultants

During 2013, the Compensation and Benefits Committee continued its retention of Pay Governance LLC as its independent compensation consultant. See “Compensation Discussion and Analysis—Other Compensation Policies and Practices—What We Do—We Retain an Independent Compensation Consultant” on page 50. The committee assessed Pay Governance’s independence and found no conflict of interest. In its assessment, the Committee took into account the following factors:

•	Pay Governance provides no other services to the Company;
•	the amount of fees received from the Company by Pay Governance as a percentage of Pay Governance’s total revenue;
•	the policies and procedures that Pay Governance has in place to prevent conflicts of interest;
•	any business or personal relationships between the consultant(s) at Pay Governance performing consulting services and any Compensation and Benefits Committee members or any executive officer; and

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2014 PROXY STATEMENT

Corporate Governance (continued)

•	any ownership of Company stock by the consultant(s).

During 2013, the Company continued to retain Pearl Meyer & Partners to provide consultation services regarding non-employee director compensation. The Company did not find any conflict of interest with Pearl Meyer and considered the following factors in its determination:

•	Pearl Meyer provides no other services to the Company;
•	the amount of fees received from the Company by Pearl Meyer as a percentage of Pearl Meyer’s total revenue;
•	the policies and procedures that Pearl Meyer has in place to prevent conflicts of interest;
•	any business or personal relationships between the consultant(s) at Pearl Meyer performing consulting services and any Board members or any executive officer; and
•	any ownership of Company stock by the consultant(s).

Business Conduct Policies and Code of Ethics

The Company’s Business Conduct Policies, which have been in place for many years, apply equally to the directors and to all officers and employees of the Company, as well as those of our controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions are surveyed annually regarding their compliance with the policies.

The Company also has a Code of Ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer, and those subject to it are surveyed annually for compliance with it. Only the Audit Committee can amend or grant waivers from the provisions of the Company’s Code of Ethics, and any such amendments or waivers will be posted promptly at http://www.alcoa.com. To date, no such amendments have been made or waivers granted.

Corporate Governance Materials Available on Alcoa’s Website

The following documents, as well as additional corporate governance information and materials, are available on our website at http://www.alcoa.com under “About—Corporate Governance”:

•	Articles of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Business Conduct Policies
•	Code of Ethics for the CEO, CFO and Other Financial Professionals
•	Director Independence Standards
•	Related Person Transaction Approval Policy
•	Charters of each of our Board committees
•	Insider Trading Policy

Copies of these documents are also available in print form at no charge by sending a request to Alcoa Inc., Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858.

Information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any of our other filings with the SEC.

Recovery of Incentive Compensation

The Board of Directors adopted the following policy in 2006:

If the Board learns of any misconduct by an executive officer that contributed to the Company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the Board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The Board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the

24

2014 PROXY STATEMENT

Corporate Governance (continued)

need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the executive officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Alcoa Inc. as the Board determines fit the facts surrounding the particular case. The Board may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

The Incentive Compensation Plan was amended in 2006 to incorporate this policy. This plan governs annual incentive compensation awards to a large number of executives and managers. The 2009 Alcoa Stock Incentive Plan, Alcoa’s Section 162(m) Compliant Annual Cash Incentive Compensation Plan and the 2013 Alcoa Stock Incentive Plan, which were approved by shareholders in 2009, 2011 and 2013, respectively, also incorporate this policy.

Other Matters

Litigation Proceedings Involving Directors or Officers. As previously reported in the Company’s other SEC filings, three shareholder derivative actions were brought against certain officers or employees and directors of Alcoa claiming breach of fiduciary duty and other violations and are based on the allegations made in the previously disclosed civil litigation brought by Aluminium Bahrain B.S.C (“Alba”) against Alcoa, Alcoa World Alumina LLC, Victor Dahdaleh, and others, and the subsequent investigations of Alcoa by the United States Department of Justice and the SEC with respect to Alba’s claims.

On July 21, 2008, the Teamsters Local #500 Severance Fund and the Southeastern Pennsylvania Transportation Authority (collectively, “Teamsters”) filed a shareholder derivative suit in the civil division of the Court of Common Pleas of Allegheny County, Pennsylvania (the “Court”). On October 12, 2009, the Court overruled the defendants’ preliminary objections based on failure to exhaust intra-corporate remedies and failure to plead sufficient facts, but nonetheless stayed this action until further order of the Court.

On March 6, 2009, the Philadelphia Gas Works Retirement Fund (“Philadelphia Gas”) filed a separate shareholder derivative suit in the civil division of the Court of Common Pleas of Philadelphia County, Pennsylvania. On September 18, 2009, pursuant to an unopposed motion of certain defendants to coordinate the case with the Teamsters suit described above, the Court transferred the Philadelphia Gas case to Allegheny County from Philadelphia County. Thereafter, on October 31, 2009, the Court assigned this action to the Commerce and Complex Litigation division of the Allegheny County Court of Common Pleas and on November 20, 2009, the Court granted defendants’ motion to stay all proceedings in the Philadelphia Gas action until the earlier of the Court lifting the stay in the Teamsters derivative action or further order of the Court in this action. The Teamsters and Philadelphia Gas derivative actions claim that the defendants caused or failed to prevent the matters alleged in the Alba lawsuit.

On June 19, 2012, Catherine Rubery (“Rubery”) filed a separate shareholder derivative suit in the United States District Court for the Western District of Pennsylvania. The Rubery derivative action claims that the defendants caused or failed to prevent illegal bribes of foreign officials, failed to implement an internal controls system to prevent bribes from occurring and wasted corporate assets by paying improper bribes and incurring substantial legal liability. Furthermore, the plaintiff seeks an order of contribution and indemnification from defendants.

The Alba civil suit, the corresponding government investigations and the three derivative suits are more fully described in Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2013 in Part 1, Item 3 “Legal Proceedings.”

Pursuant to the indemnification described under “Director Independence and Related Person Transactions” above, the Company is paying the expenses, including attorneys’ fees, incurred by certain officers and directors of Alcoa in defending these actions. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified.

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2014 PROXY STATEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities with the SEC within specified periods. Due to the complexity of the reporting rules, the Company undertakes to file such reports on behalf of its directors and executive officers and has instituted procedures to assist them with these obligations. Based solely on a review of filings with the SEC and written representations from the Company’s directors and executive officers, the Company believes that during 2013 all of its directors and executive officers filed the required reports on a timely basis under Section 16(a).

Alcoa Stock Ownership

Stock Ownership of Certain Beneficial Owners

The following shareholders reported to the Securities and Exchange Commission that they beneficially owned more than 5% of Alcoa common stock as of December 31, 2013.

Name and address of beneficial owner	Number of shares owned		Percent of outstanding Alcoa common stock owned
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	71,305,110	[1]	6.7%
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	71,136,416	[2]	6.6%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	54,381,530	[3]	5.1%
1	As reported in a Schedule 13G dated February 6, 2014. The Vanguard Group, an investment adviser, reported that it had sole power to vote 1,739,172 shares, sole power to dispose of 69,680,383 shares, shared power to vote none of the reported shares, and shared power to dispose of 1,624,727 shares.
2	As reported in a Schedule 13G amendment dated February 6, 2014. Blackrock, Inc., a parent holding company, reported that it had sole power to vote 61,448,993 shares, sole power to dispose of 70,998,709 shares, and shared power to vote and dispose of 137,707 shares.
3	As reported in a Schedule 13G dated February 3, 2014. State Street Corporation, a parent holding company, reported that it had shared power to vote and dispose of all the reported shares and sole power to vote and dispose of none of the reported shares.

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2014 PROXY STATEMENT

Alcoa Stock Ownership (continued)

Stock Ownership of Directors and Executive Officers

The following table shows the ownership of Alcoa common stock, as of February 28, 2014, by each director and nominee, each of the named executive officers, and all directors and executive officers (serving as of February 28, 2014) as a group.

Mr. Kleinfeld is required to own shares of Alcoa common stock equal in value to six times his annual salary and each of the other named executive officers (excluding Mr. McLane who retired in 2013) is required to own shares of Alcoa common stock equal in value to three times his or her annual salary. These officers are required to maintain that investment until retirement from the Company.

Each director is required to invest 50% of his or her fees annually to purchase Alcoa common stock until the director owns shares worth $400,000, and each director is required to maintain that investment until retirement from the Board. To satisfy this requirement, directors may defer fees into the Alcoa share equivalent fund under the Company’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market.

Name of Beneficial Owner	Number of Shares of Common Stock[1]		Number of Shares Subject to Exercisable Options[2]	Total Number of Shares Beneficially Owned[3]		Deferred Stock Units[4]		Total Number of Shares Beneficially Owned Plus Deferred Stock Units
Klaus Kleinfeld	652,747		4,239,273	4,892,020		37,031		4,929,051
Arthur D. Collins, Jr.	—		—	—		84,654		84,654
Kathryn S. Fuller	—		—	—		44,796		44,796
Judith M. Gueron	15,820		—	15,820		39,655		55,475
Michael G. Morris	—		—	—		47,942		47,942
E. Stanley O’Neal	—		—	—		56,329		56,329
James W. Owens	15,025	[5]	—	15,025		40,917		55,942
Carol L. Roberts	—	[6]	—	—	[6]	—	[6]	—	[6]
Patricia F. Russo	10,000	[7]	—	10,000		36,811		46,811
Martin S. Sorrell	17,383		—	17,383		—		17,383
Ratan N. Tata	43,359		—	43,359		—		43,359
Ernesto Zedillo	—		—	—		68,799		68,799
Charles D. McLane, Jr.	293,775		188,810	482,585		10,168		492,753
William F. Oplinger	24,503		133,927	158,430		2,761		161,191
Olivier M. Jarrault	88,819		152,614	241,433		—		241,433
Kay H. Meggers	28,190		97,211	125,401		822		126,223
Audrey Strauss	3,565		52,384	55,949		3,038		58,987
All Directors and Executive Officers as a Group (19 individuals)	929,432		4,862,404	5,791,836		465,123		6,256,959
1	This column lists beneficial ownership of voting securities as calculated under SEC rules. Unless otherwise noted, voting power and investment power in Alcoa common stock are exercisable solely by the named person. This column includes shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements, and for executive officers, share equivalent units held in the Alcoa Retirement Savings Plan (which confer voting power through the plan trustee and investment power over shares of Alcoa common stock).
2	Exercisable stock options include the number of shares of Alcoa common stock that the executive officer has a right to acquire as of or within 60 days after February 28, 2014 through the exercise of employee stock options. Non-employee directors are eligible for stock option grants under the 2013 Alcoa Stock Incentive Plan but no awards have been granted to directors under that plan.
3	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of the shares of common stock outstanding, as of February 28, 2014.
4	This column lists (i) for executive officers, deferred share equivalent units held under the Alcoa Deferred Compensation Plan, and (ii) for directors, deferred share equivalent units held under the 2005 Deferred Fee Plan for Directors and the Deferred Fee Plan for Directors (in effect before 2005). Deferred share equivalent units track the performance of Alcoa common stock but do not confer voting or investment power over shares of common stock and are payable in cash upon termination of employment or when Board service ends.
5	Held by a trust of which Mr. Owens and his spouse are trustees and beneficiaries.
6	Ms. Roberts was appointed to the Board of Directors effective January 17, 2014. The initial disbursement of her director compensation will be made on April 1, 2014. She is required to invest 50% of her fees into Alcoa stock until she reaches a $400,000 investment, which is required to be held until retirement from the Board.
7	Held by a trust of which Ms. Russo is the trustee and a beneficiary.

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2014 PROXY STATEMENT

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm

The charter of the Audit Committee of the Board of Directors provides in relevant part:

“The committee shall have sole authority and be directly responsible for the appointment, retention, compensation, oversight, evaluation and termination (subject in each case, if applicable, to shareholder ratification) of the work of the company’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company. The company’s independent auditors shall report directly to the committee.”

In accordance with its charter, each year the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent auditors, including a review and evaluation of the lead audit partner. The Audit Committee also assures the regular rotation of the lead audit partner and considers whether there should be regular rotation of the audit firm itself in order to assure the continuing independence of the independent auditors.

Based on its evaluation, the Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014. PricewaterhouseCoopers LLP served as the Company’s independent auditors for 2013 and prior years.

Although the Company’s By-Laws do not require that shareholders ratify the appointment of the independent auditors, the Board determined in 2004 that the annual selection of the independent auditors would be so submitted for ratification as a matter of good corporate governance. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

The Board of Directors recommends a vote “FOR” ITEM 2, to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014. The proxy committee will vote your proxy for this item unless you give instructions to the contrary on the proxy.

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2014 PROXY STATEMENT

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm (continued)

Report of the Audit Committee

In accordance with its written charter, the Audit Committee of the Board of Directors is responsible for assisting the Board to fulfill its oversight of the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Company’s internal auditors are responsible for conducting internal audits intended to evaluate the adequacy and effectiveness of the Company’s financial and operating internal control systems. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2013 (the independent auditors), is responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America (GAAP) and on the effectiveness of the Company’s internal control over financial reporting. The independent auditors also review the Company’s interim financial statements in accordance with applicable auditing standards.

In evaluating the independence of PricewaterhouseCoopers LLP, the committee has (i) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the audit firm’s communications with the committee concerning independence, (ii) discussed with PricewaterhouseCoopers LLP the firm’s independence from the Company and management and (iii) considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the auditors’ independence. In addition, the committee has assured that the lead audit partner is rotated at least every five years in accordance with Securities and Exchange Commission and PCAOB requirements, and considered whether there should be regular rotation of the audit firm itself in order to assure the continuing independence of the outside auditors. The committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management. The committee has reviewed with the independent auditors and the Company’s internal auditors the overall scope and specific plans for their respective audits, and the committee regularly monitored the progress of both in assessing the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress to date.

At every regular meeting, the committee meets separately, and without management present, with the independent auditors and the Company’s Vice President—Internal Audit to review the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. The committee also meets separately at its regular meetings with the Chief Financial Officer and the Chief Legal Officer.

The committee has met and discussed with management and the independent auditors the fair and complete presentation of the Company’s financial statements. The committee has also discussed and reviewed with the independent auditors all communications required by GAAP, including those described in Auditing Standards No. 16, “Communication with Audit Committees”, as adopted by the PCAOB. The committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP and the committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditors.

Relying on the foregoing reviews and discussions, the committee recommended to the Board of Directors, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission. In addition, the committee has approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.

The Audit Committee

James W. Owens, Chair

Arthur D. Collins, Jr.

Michael G. Morris

E. Stanley O’Neal

Carol L. Roberts*

Ernesto Zedillo

February 13, 2014

*	Ms. Roberts was appointed to the Board of Directors and named to the Audit Committee effective January 17, 2014.

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2014 PROXY STATEMENT

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm (continued)

Audit and Non-Audit Fees

The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years ended December 31 (in millions):

	2013	2012
Audit Fees	$13.5	$13.0
Audit-Related Fees	$0.6	$1.0
Tax Fees	$0.1	$0.2
All Other Fees	$0.1	$0.2

The Audit Committee has adopted policies and procedures for pre-approval of audit, audit-related, tax and other services, and for pre-approval of fee levels for such services. See Attachment A, “Pre-Approval Policies and Procedures for Audit and Non-Audit Services.” All services set forth in the table above were approved by the Audit Committee before being rendered.

Audit Fees include the base audit fee, effects of foreign currency exchange rates on the base audit fee, scope adjustments to the base audit requirements, and accounting and audit advisory services. The increase in audit fees from 2012 to 2013 is principally due to additional statutory audits of international subsidiaries and scope adjustments to the base audit.

Audit-Related Fees include due diligence services for acquisitions and divestitures, audits of employee benefit plans, agreed-upon or expanded audit procedures for accounting or regulatory requirements, review or verification of reported sustainability information, and consultation with management as to accounting or disclosure treatment.

Tax Fees include U.S. federal, state and local tax support and international tax support.

All Other Fees include services to review the Company’s actuarial calculations for its captive insurance company and fees related to regulatory matters.

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2014 PROXY STATEMENT

Item 3 Advisory Approval of Executive Compensation

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting 2013 compensation of the individuals listed in the 2013 Summary Compensation Table on page 52 (our “named executive officers”) as described in this proxy statement.

Because the vote is advisory, the result will not be binding on the Compensation and Benefits Committee and it will not affect, limit or augment any existing compensation or awards. The Compensation and Benefits Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

The Board has approved an annual frequency for advisory shareholder votes to approve executive officer compensation. As a result, unless the Board determines otherwise, the next such vote will be held at the Company’s 2015 annual meeting.

We believe you should read the Compensation Discussion and Analysis and compensation tables and also consider the factors below in determining whether to approve this proposal.

Strong Pay-for-Performance and Shareholder Alignment

•	The impact of our stock price on executive compensation is significant: for example, 88% of the CEO’s compensation is performance-based, and 70% of his compensation is paid in the form of equity.
•

A majority of the awards granted to the CEO and the other named executive officers under our executive compensation program is in the form of performance-based restricted share units that are earned only if targets for revenue growth and adjusted EBITDA margin are met.

•

Despite a 9% drop in the average price of aluminum on the London Metal Exchange (LME) in 2013, compared to 2012, and rising costs for energy, labor, maintenance and pensions, Alcoa managers achieved strong operational and financial performance, and Alcoa’s total shareholder return (“TSR”) in 2013 of 24.2% was 45 percentage points better than the average 2013 TSR of the Company’s selected aluminum industry peers (-21.2%).

Key Features of Our Executive Compensation Program

WHAT WE DO	WHAT WE DON’T DO
✓	We pay for performance

✓	We consider peer groups in establishing compensation

✓	We review tally sheets

✓	We have robust stock ownership guidelines

✓	We schedule and price stock option grants to promote transparency and consistency

✓	We have clawback policies incorporated into our incentive plans

✓	We have double-trigger equity vesting in the event of a change-in-control

✓	We pay reasonable salaries to our senior executives

✓	We provide appropriate benefits to our senior executives

✓	We have a conservative compensation risk profile

✓	We maximize the tax deductibility of incentive compensation

✓	We retain an independent compensation consultant
✗	We do not pay dividend equivalents on stock options and unvested restricted share units

✗	We do not allow share recycling

✗	We do not allow repricing of underwater stock options (including cash-outs)

✗	We do not allow hedging or pledging of Company stock

✗	We do not have excise tax gross-ups for new participants in our change-in-control severance plan

✗	We do not enter into multi-year employment contracts

✗	We do not pay tax gross-ups on our limited perquisites

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2014 PROXY STATEMENT

Item 3 Advisory Approval of Executive Compensation (continued)

Responsiveness to Shareholders

Alcoa’s advisory vote on executive compensation at the 2013 annual meeting received the approval of 92% of votes cast. Building on that approval, we contacted a significant majority of our top 25 shareholders (as of the February 4, 2013 record date) after the 2013 vote to get their further input on our compensation policies and practices. As a result of those discussions, we have provided additional information in this proxy statement (see “Results of the 2013 Say-on-Pay Vote” on page 43 for more details). As discussed in the Compensation Discussion and Analysis below, in determining 2014 compensation decisions and assessing compensation policies, the Board of Directors considered the views of shareholders, including the results of the 2013 advisory vote, which reinforced the design and philosophy of the Company’s executive compensation program.

The Board of Directors recommends approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” ITEM 3, to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above resolution. The proxy committee will vote your proxy for this item unless you give instructions to the contrary on the proxy.

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2014 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Alcoa’s 2013 executive compensation structure and decisions reflect the Company’s commitment to shareholder alignment and pay-for-performance and considerations of investor guidance.

Shareholder Alignment is reinforced by the Company’s successful business strategy of shifting from commodity-focused to value-add businesses with higher valuations and focusing on industry-leading productivity enhancements. Supported and motivated by the strong equity mix in the CEO’s compensation and other compensation structures, management execution of the strategy yielded solid 2013 operating results and Total Shareholder Return (“TSR”).

•

Alcoa’s one-year TSR of +24.2% in 2013 is nearly aligned with the performance in 2013 of the Standard & Poor’s (“S&P”) 500® Materials Index (+25.6%) and is 45 percentage points better than the average 2013 TSR of the Company’s selected aluminum industry peers (-21.2%).

•	Alcoa’s 3-year TSR (-28.4%) is 33 percentage points better than the average 3-year TSR of the Company’s selected aluminum industry peers (-60.9%)
•

Alcoa’s shift from commodity-focused to value-add businesses is producing higher market valuation; in 2013 value-add businesses accounted for 57% of Alcoa’s revenues and 80% of after-tax operating income (“ATOI”), a 10-percentage point profit increase over 2012.

•	Alcoa’s CEO alignment with shareholders is reinforced by the CEO’s pay mix: 88% is performance-based, and 70% is equity-based.

Pay-for-Performance supported Alcoa’s outstanding operational and financial results in 2013 despite strong headwinds.

•

The aluminum industry was massively impacted by the economic crisis that started in 2008. Aluminum prices on the London Metal Exchange (“LME”) dropped 44% from the peak in February 2008 to the low point in December 2013. Additionally, in 2013, the average aluminum price on the LME dropped 9% compared to 2012, placing substantial downward pressure on Alcoa’s cash flow, profits and stock price.

•	Despite this and other cost headwinds, Alcoa’s adjusted net income in 2013 was up year-over-year, and year-end net debt was the lowest since 2006.
•	In 2013, Alcoa achieved productivity improvements of $1.1 billion, $367 million above target; and a 4-day decrease in days working capital strengthened cash flow by approximately $240 million.
•	We chose 2013 metrics to emphasize short-term free cash flow in our annual cash incentive compensation plan (“IC”) and long-term profitable growth in our long-term incentive plan (“LTI”).
•

Our Board of Directors and Compensation and Benefits Committee believe that incentive plan adjustments (normalization) for fluctuations in the price of primary aluminum on the LME and foreign currency exchange rates—up and down—are essential to motivating Alcoa’s management team to focus on controllable factors and thus implement our strategy of business-mix shift and productivity improvements.

•

This linkage between incentive compensation and business strategy, which resulted in improved operating results and TSR for Alcoa in 2013, provided the basis for the 2013 IC/LTI plans’ structure and target-setting.

•

We set an aggressive 2013 adjusted free cash flow IC target, with the cash from operations component being 17% higher than our 3-year average (normalized to the 2010 LME aluminum price and foreign currency exchange rates). We exceeded the target in 2013 by $578 million, contributing to an IC payout of 147.1%.

•	We also exceeded the 2013 LTI target for adjusted EBITDA margin by 1.7 percentage points, producing $340 million in additional income and contributing to an LTI payout of 116.9%.

Investor Outreach offered an opportunity to obtain investor comments and validation related to Alcoa’s compensation and governance policies and practices in 2013.

•	We continued to have a robust dialogue with investors on a range of topics in 2013.
•

We have addressed investor guidance by providing more detail in this Compensation Discussion and Analysis regarding the rigor of our target-setting process and our practice of normalizing results for the price of aluminum on the LME and foreign currency exchange rates.

33

2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

The remainder of this section reviews how:

A.	Alcoa’s Stock Performance and Emphasis on Equity Compensation Achieved Shareholder Alignment in 2013
B.	Alcoa’s 2013 Performance was Noteworthy Given the Significant Headwinds That Were Overcome
C.	Alcoa’s 2013 Performance Exceeded Aggressive Targets

See Attachment C, “Calculation of Financial Measures,” for the reconciliations to the most directly comparable GAAP (accounting principles generally accepted in the United States of America) measures and management’s rationale for the non-GAAP financial measures used in this Compensation Discussion and Analysis, including: adjusted income, adjusted EBITDA, adjusted free cash flow, days working capital, net debt and debt-to-capital.

A.	ALCOA’S STOCK PERFORMANCE AND EMPHASIS ON EQUITY COMPENSATION ACHIEVED SHAREHOLDER ALIGNMENT IN 2013

With 88% of Alcoa CEO’s 2013 target pay based on performance and 70% provided in the form of equity compensation, the CEO’s pay is heavily dependent on performance and impacted by stock price. (Chart 1) In addressing the CEO’s annual compensation, the Compensation and Benefits Committee of the Alcoa Board of Directors (the “Compensation and Benefits Committee” or, for purposes of this section, the “Committee”) considers equity awards a major factor in aligning executive pay with shareholder interests. By requiring the CEO to hold six times his annual salary in Alcoa common stock until retirement and the other currently employed named executive officers to hold three times their annual salaries in Alcoa common stock until retirement, the Committee reinforces the long-term commitment of the CEO and Alcoa executives to shareholder alignment.

CHART 1

2013 CEO PAY MIX

In 2013, Alcoa’s TSR exceeded the TSR of its aluminum industry peers. (Chart 2) Alcoa management continued to deliver strong operational and financial performance in the face of major headwinds and persistently low prices for aluminum, which trades as a commodity on the LME. The result of Alcoa’s financial and operating performance in 2013 was a 24.2% total shareholder return, a return nearly aligned with that of the S&P 500® Materials Index.

CHART 2

ALCOA’S 2013 TOTAL SHAREHOLDER RETURN

1	Aluminum peers include aluminum and alumina producing companies with a market capitalization of at least $3 billion (as of 2010) and some publicly traded shares: Aluminum Corporation of China Limited, United Company RUSAL, Norsk Hydro ASA, Alumina Limited, National Aluminium Company Limited and Shandong Nanshan Aluminum Co., Ltd.

34

2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

While Alcoa had strong 2013 TSR performance relative to its peers, Alcoa’s 3-year TSR was highly correlated with the significant decline in the LME price of aluminum since 2010. (Chart 3) During this period, the LME price of aluminum declined from a high of $2,800 to a low of $1,700 per metric ton, and the TSR declined 28.4% for Alcoa and 60.9% for its aluminum industry peers. Based on Alcoa’s analysis as shown in Chart 3, in 2011 and 2012, the variation in Alcoa’s stock price was highly correlated with the variation in the LME price of aluminum. 2013 was a transition year where, in the first 10 months, the correlation between Alcoa’s stock price and the LME price of aluminum continued; however, in the latter part of 2013, this relationship appeared to weaken as Alcoa’s shift in portfolio from commodity-focused to value-add businesses strengthened. Given the inherent uncertainty of markets, there is no guarantee that this lower correlation will continue. Based on feedback received during Alcoa’s investor outreach, investors have acknowledged the increased importance of the value-add portfolio and at the same time see the relative impact from the commodity businesses.

CHART 3

ALCOA’S STOCK PRICE CORRELATED WITH LME (2011-2013)

                         2011-2012: Alcoa Stock and LME Highly Correlated                                                  2013: Break from High Correlation in 4thqtr., starting 10/21

¡	Each plotted point represents data for one day.
¡

Shaded portion is the 95% confidence prediction interval for attempting to predict the Alcoa stock price using just the LME aluminum price and linear regression (shown by the straight line). R2 is a statistical measure of the proportion of variation in the Alcoa stock price that is accounted for by the straight-line model.

35

2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

Alcoa’s 3-year TSR performance has impacted the realizable value of previous equity grants and further strengthened shareholder alignment. As a result of the stock price decline, which coincided with the LME aluminum price drop over which Alcoa had no control, the value of Alcoa CEO’s equity awards is 24% less than the original grant values, which is generally aligned with TSR over that period (Chart 4). This includes $3.4 million in equity grants that were forfeited due to performance below target or the expiration of the option term.

CHART 4

CEO EQUITY AWARDS: CHANGE IN VALUE SINCE DATE OF HIRE AS PRESIDENT AND CHIEF OPERATING OFFICER (10/2007 – 6.25 YEARS)

*	The value for restricted stock units was based on the closing price of Alcoa’s common stock on the grant date in each respective year. For stock options, the value on the date of grant was calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation for each respective year. For information regarding the assumptions used to estimate the fair value of stock options, see Note R to the Consolidated Financial Statements in Alcoa’s Annual Report on Form 10-K for each year ended (2007 through 2013).
**	Includes realized and realizable value of equity awards.
¡	Realized value is defined as the value of restricted share units (RSUs) at vesting plus the “in-the-money” value of stock option exercises. Performance RSUs forfeited due to performance below target and stock options forfeited because the option term expired are included at $0.
¡	Realizable value is defined as the value of outstanding RSUs and the “in-the-money” value of unexercised stock options based on a stock price of $10.63, which was the closing price on 12/31/2013. Unearned performance RSUs are included at the target number of units. Stock options currently valued at $0 could still have value if the stock price increases above the grant price prior to the expiration date of the award.

B.	ALCOA’S 2013 PERFORMANCE WAS NOTEWORTHY GIVEN THE SIGNIFICANT HEADWINDS THAT WERE OVERCOME

The volatility and persistent decline in the LME price of aluminum in 2013 created major challenges to be overcome by Alcoa’s managers. Since every $100 drop in the LME price of aluminum results in a $240 million reduction in Alcoa’s net income, Alcoa leaders have had to take extraordinary steps to offset that downward pressure. Each year since 2008, the pay-for-performance principle of Alcoa’s executive compensation has played a major role in incentivizing Alcoa’s managers to overcome the major impact of the LME, over which they have no control. (Chart 5) Alcoa is significantly exposed to fluctuations in the LME price; hence a decline in prices directly impacts the bottom line of the Company.

CHART 5

MONTH-END LME FROM 2008 – 2013

LME Price of Aluminum

36

2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

Alcoa’s performance should be considered in light of market challenges and cost headwinds. In addition to the $445 million net income impact from the drop in the average LME price of aluminum during 2013, cost increases for energy and other expenses (such as labor, maintenance and pensions) created major cash and profit challenges for Alcoa. Alcoa responded to the tough operating environment in 2013 with net income excluding special items increasing on a year-over-year basis. Disciplined execution across all of our businesses generated $753 million of after-tax productivity improvements. This, combined with positive impacts from stronger volumes and favorable non-LME related prices and mix, resulted in $842 million of improved performance. This improvement in operating performance more than offset unfavorable market impacts of $273 million and cost headwinds of $474 million. (Chart 6)

CHART 6

EARNINGS RISE YEAR-OVER-YEAR DESPITE $273 MILLION OF MARKET HEADWINDS

Net Income excluding Special Items

The Company’s repositioning is working; Alcoa is building out the value-add businesses while lowering the cost base in the commodity business.

In 2013, our value-add businesses, comprised of the Engineered Products and Solutions and Global Rolled Products segments, accounted for 57% of total Alcoa revenues. Of Alcoa’s total segment ATOI, the value-add businesses contributed 80%, a 10-percentage point increase over 2012 and a 62-percentage point increase over 2007.

Our Engineered Products and Solutions segment increased ATOI by 18.6 percent in 2013 from $612 million to $726 million, and adjusted EBITDA margins continued to grow from 19.1% in 2012 to 21.5% in 2013. (Chart 7A) The continued focus on innovation and share gains, close collaboration with our customers, and generation of $356 million in productivity gains led to these improvements.

Our Global Rolled Products segment, although impacted by the decline in metal prices, delivered adjusted EBITDA per metric ton of $301 in 2013, exceeding the ten-year historical average (’01-’10) of $233. (Chart 7A) This business has demonstrated a focus on profitable growth by generating incremental revenue that improves the business portfolio. The first of Alcoa’s three auto expansions was completed in 2013, positioning the Company to capitalize on the historic auto industry shift to lightweight vehicles.

CHART 7A

ENGINEERED PRODUCTS AND SOLUTIONS

Adjusted EBITDA Margin %

GLOBAL ROLLED PRODUCTS

Adjusted EBITDA/MT

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2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

We are reshaping our upstream portfolio by lowering our cost base. In our commodity business, portfolio restructuring and operational and cost improvements in 2013 drove reductions to our position on both the alumina and aluminum cost curves. (Chart 7B)

Our Alumina segment improved an already strong cost position on the refining cost curve by 3-percentage points to place the business at the 27th percentile. This reduction was achieved by making $246 million in productivity improvements in 2013. The Company’s initiative to shift away from LME-based pricing to an Alumina Price Index (API) had a major impact on business performance, with 55% of third-party shipments API or spot priced in 2013.

Our Primary Metals segment moved 4 percentage points down the smelting cost curve in 2013, for a total 8-percentage point reduction since 2010. The business currently sits at the 43rd percentile, which was achieved by making $235 million in productivity improvements, curtailing 131,000 metric tons per year of Brazil smelter capacity and permanently closing 146,000 metric tons per year of smelter capacity in the United States and Canada. With completion of construction, the new Ma’aden-Alcoa joint venture smelter in Saudi Arabia produced 190,000 metric tons of lower-cost aluminum in 2013.

CHART 7B

2013 GLOBAL ALUMINA AND ALUMINUM COST CURVES

ALUMINA: 3% point movement down the cost curve	ALUMINUM: 8% point movement down the cost curve

38

2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

Performance improvements and disciplined capital management drove strong cash flow generation. In 2013, the Company achieved its cash sustainability targets for the fifth straight year and delivered on its free cash flow target, generating cash from operations of $1.6 billion and positive free cash flow of $385 million. Our ability to meet this target was driven by strong execution across all segments.

•

We captured $1.1 billion of productivity savings ($753 million after-tax and noncontrolling interests), surpassing our target by $367 million. This continued strong performance has led to over $6.6 billion of productivity savings since 2008. (Chart 8)

•

We took a disciplined approach to capital investment, aggressively managing sustaining capital while investing in the value-add businesses. The combined capital spend for 2013 was $357 million below our target of $1.55 billion.

•	Our investment in the Saudi Arabia joint venture was well within budget and on schedule.
•

The Company achieved an all-time low of 20 days working capital (“DWC”). Ending the year with four days lower working capital than fourth quarter 2012, which amounted to approximately $240 million in cash, this was the 17th successive quarter of year-over-year improvement in DWC. (Chart 9)

CHART 8 YEAR-OVER-YEAR PRODUCTIVITY* SAVINGS ($M)	CHART 9 END OF YEAR DAYS WORKING CAPITAL

* All figures are pretax and pre-minority interest. 2009-2010 represent net productivity; 2011-2013 represent gross productivity. ** Represents the Alumina and Primary Metals segments combined.

39

2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

All of these levers enabled us to strengthen our liquidity position. We ended the year with a debt balance of $8.3 billion and cash on hand of $1.4 billion, resulting in 2013 net debt of $6.9 billion. This is the lowest year-end net debt level since 2006. Our debt-to-capital ratio at year-end was 38.1%. Excluding the negative impacts related to the impairment of goodwill and the potential future realizability of certain deferred tax assets, debt-to-capital was 34.8%, within the target range of 30 to 35%. (Chart 10)

CHART 10

STRENGTHENED OUR BALANCE SHEET; LOWEST YEAR-END NET DEBT SINCE 2006

Debt, Net Debt, and Debt-to-Capital %

*	Excludes goodwill impairment and deferred tax asset valuation allowances recorded in fourth quarter 2013

C.	ALCOA’S 2013 PERFORMANCE EXCEEDED AGGRESSIVE TARGETS

Our choice of financial metrics is directly related to the major priorities of our businesses. Liquidity has been the major concern for Alcoa since the economic downturn. Therefore, free cash flow has been a significant annual financial IC metric for the past several years, representing 80% of the 2013 IC targets. In 2014, Alcoa will diversify its financial IC metrics to reflect resolution of legacy issues, improved liquidity, the emphasis on value-add businesses and the generally stronger, less volatile economic environment.

Normalization ensures that Alcoa managers are accountable for those factors that they can directly control. In setting targets, foreign currency exchange rates and the LME price of aluminum are normalized in order to eliminate the effects, positive and negative, of changes to these variables on incentive compensation. This has been particularly important in recent years of volatile LME aluminum prices and foreign currency exchange rates, which are impacted by the fact that Alcoa’s upstream revenues are largely dollar denominated, while costs in non-US locations are largely local-currency denominated. Since Alcoa mostly does not hedge currency or LME fluctuations, normalization of results is a practice that Alcoa has been following for many years. We do so in order not to reward or punish management for factors that are outside their control, and not to encourage them to speculate on the movement of LME aluminum prices and foreign currency exchange rates. As a result, our management team is highly focused on achieving and surpassing operational and strategic goals that benefit our top and bottom line performance.

As part of the financial planning process for an upcoming year, we establish assumptions for the LME price of aluminum and foreign currency exchange rates, both of which can have a significant impact on the financial targets that are set. At the end of the year, we then normalize the results back to the planned level of LME aluminum prices and foreign currency exchange rates. For example, in a year where metal prices rise sharply over planned rates (such as 2009 in the table below), the benefit derived in Alcoa’s cash flow is negated for compensation purposes. In a year where metal prices fell sharply versus plan rates (such as 2013 in the table below), this negative impact is backed out of the results to ensure that management stays focused on operational results. Similar adjustments are made for foreign currency exchange rate fluctuations.

Year	LME			Currency Adjustment
	Plan	Actual	Adjustment
2013	$2,100	$1,846	$591M (increased result)	-$194M (reduced result)
2009	$1,500	$1,664	-$326M (reduced result)	$1,062M (increased result)

40

2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

Our cash flow target for 2013 was aggressive. The aggressiveness of Alcoa’s 2013 targets is demonstrated by our commitment to remain free cash flow positive (before the investment in the Saudi Arabia joint venture - see the chart “2013 Annual Cash Incentive Compensation Plan Design, Targets and Results” on page 46 for additional information) by achieving at least $750 million in productivity improvements and reducing working capital, while overcoming market headwinds and approximately $500 million in higher projected investments compared to 2012. Since liquidity has been a major concern since the 2008 economic downturn, we have made cash flow a significant IC metric during the past four years. It has been a primary driver of cash generation over-achievement and the more than $6.6 billion in productivity since 2008. Chart 11 shows the impact on the cash from operations component of the adjusted free cash flow targets and results if we had used the actual 2010 LME price of aluminum and foreign currency exchange rates for each year over the 3-year period (2011-2013). This shows that on a normalized basis the cash from operations component of the 2013 adjusted free cash flow target increased by 17% over the 3-year average (2010-2012), and the cash from operations component of the 2013 adjusted free cash flow result improved dramatically in the face of strong headwinds that management had to overcome.

CHART 11

ADJUSTED CASH FROM OPERATIONS (“ACFO”) FOR LAST 4 YEARS,

NORMALIZED TO 2010 LME AND FOREIGN CURRENCY*

	Normalized to 2010 LME and Foreign Currency
Year	ACFO Target ($M)	ACFO Result ($M)
2010	$1,754	$2,360
2011	$1,989	$2,135
2012	$1,797	$1,835
2013	$2,156	$2,405
*	To provide a relative basis for comparison, the actual cash from operations component of the adjusted free cash flow targets and results for 2011 through 2013 was normalized to the 2010 LME aluminum price and foreign currency exchange rate levels in the table above.

Our non-financial IC metrics reinforce business performance. Since safety, environmental stewardship and diversity are intrinsic to Alcoa’s values and have an impact on Alcoa’s performance, 20% of management’s cash incentive compensation targets are based on performance against metrics in these areas. The safety metric focuses on reducing the number of lost work days through injury and has a direct relationship to employee engagement and productivity. Our environmental metric is based on a reduction of carbon dioxide emissions; as a major user of energy, it is important that we encourage our employees to increase energy efficiency and minimize our carbon footprint, which also aligns with our financial and societal commitments. Our diversity metric is based on representation of women globally and minorities in the U.S. and reinforces our goal to draw on every talent pool to attract the best and brightest to Alcoa as well as our respect for improved outcomes while building on diverse viewpoints.

In addition to focusing on metrics for which management can control and be held fully accountable, our compensation philosophy is to set challenging targets and thresholds and aggressive levels for over-achievement. To address below-target performance, we set thresholds that eliminate payouts for missing targets by more than a small margin. While the reduced payout slope from target to threshold is steep, we establish multiples for over-achievement that can be earned only with significant upside performance. The positive multiples are aligned with achievement levels that ensure a strong return on the additional incentive compensation paid (see page 46 for 2013 results). Given restrictions on base salary increases to control overhead expenses and the demanding leadership challenges confronting the aluminum industry, the prospect of an upside in IC has proven to be a major retention factor and has had a demonstrable impact on motivating managers to achieve continued productivity improvements to offset the headwinds and LME decline.

While our IC financial metric focuses on the short-term need to generate cash, our LTI metrics are designed to drive profitable growth. Recognizing that our value-add businesses are the major contributors to profitability and the source of Alcoa’s future growth, we’ve chosen LTI metrics that motivate the profitable growth of those businesses. In 2013, 75% of the LTI was based on adjusted EBITDA margin achievement and 25% was based on revenue growth.

In 2013, Alcoa outperformed its operational and incentive targets in a difficult market. Despite the economic and cost headwinds and the further drop in the average LME price of aluminum from 2012, Alcoa delivered strong operational and financial performance in 2013. As a result, we achieved a 147.1% payout against our annual cash IC targets for adjusted free cash flow and non-financial metrics (safety, environment and diversity). We also achieved a 116.9% payout against our targets for revenue growth and adjusted EBITDA margin for the first year of our 2013 three-year performance share awards.

41

2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

The following is a summary of that performance:

IC Target Results:

•

Achieved normalized adjusted free cash flow of $578 million above target. The additional annual incentive compensation paid to our management/executive employees for the above-target payout on this metric was $31.1 million, which is 5.4% of the incremental free cash flow generated.

•

Achieved generally strong performance against our non-financial targets (safety, environment and diversity), including the first fatality-free year since safety was first recorded 70 years ago and recognition for our diversity success by being one of only three companies to receive the prestigious 2013 global Catalyst Award.

LTI Target Results:

•	Generated normalized revenue growth of 1.9% versus a target of 2.6%.
•

Reached normalized adjusted EBITDA margin levels of 13.7% against a target of 12.0%. The additional cost of equity grants for the above-target payout on this metric was $2.5 million, which is 0.7% of the additional profit of $340 million generated above target.

In summary, the fundamentals of Alcoa’s executive compensation policies incentivized performance while maintaining alignment with shareholder interests. In 2013, Alcoa’s consistent financial and operational performance and the increasing impact of its value-add businesses resulted in a 24.2% TSR that set the Company apart from the depressed stock performance of its aluminum industry peers. Managers and employees exceeded their financial and operational targets in a volatile market environment that saw the average price of aluminum on the LME fall by 9% compared to 2012. The 2013 awards, combining a mix of short- and long-term performance incentives, validated the effectiveness of Alcoa’s executive compensation design in ensuring pay-for-performance and shareholder alignment.

For more details on the metrics, targets (including threshold, target and maximum performance levels), and payouts under our annual cash incentive compensation plan and long-term incentive plan, see “2013 Annual Cash Incentive Compensation” beginning on page 45 and “2013 Equity Awards: Stock Options and Performance-Based Restricted Share Units” beginning on page 47.

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2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis (continued)

Compensation Design and Philosophy

Our compensation design is strongly weighted toward performance-based equity compensation. Our CEO and the other named executive officers are paid mostly in stock. We emphasize variable incentive awards over fixed or guaranteed compensation in order to promote our overall goal of creating long-term shareholder value. More equity compensation awards are granted in the form of long-term performance shares than in stock options in order to ensure that the majority of equity units awarded are performance-based. The target total compensation is paid as follows:

Type of compensation	% of target compensation
Salaries	12% to 23%
Annual Cash Incentive Compensation (metrics for adjusted free cash flow, safety, environment and diversity)	18% to 23%
Performance shares (metrics for revenue growth and adjusted EBITDA margin over a three-year period)	43% to 56%
Stock Options	11% to 14%

This design is intended to drive strong operational performance aligned with our business strategy, while also linking management’s interests with the interests of our shareholders in stock price appreciation.

It is important to consider the effect of stock price performance on the value of equity grants when judging pay-for-performance. When judging pay-for-performance, we believe it is important to look not only at the January grant date value in the Summary Compensation Table, but to also consider the effect of stock price performance on the value of those equity compensation grants and stock ownership. The Compensation and Benefits Committee makes annual stock grants in January each year after Alcoa’s earnings are released. The high proportion of equity in total executive compensation creates strong alignment with stock price performance.

CEO Realizable Value of Equity Awards Granted in 2011-2013 Compared to Grant Date Value

	Summary Compensation Table 2011-2013	Realizable Value as of 12/31/2013		% Change from Summary Compensation Table
Value of Restricted Share Units	$20,240,202	$21,418,557	*	+6%
Value of Stock Options	$5,060,056	$1,506,088	**	-70%
Total	$25,300,258	$22,924,645		-9%
*	Realizable value includes the earned amounts in respect of the performance periods from 2011 through 2013. Restricted share units vest three years from grant date.
**	“In the money” value of stock options granted based on the year-end stock price of $10.63. These options vest 1/3 per year over three years from grant date and have a 10-year term. Stock options currently valued at $0 could still have value if the stock price increases above the grant price prior to the expiration date of the award.

Results of the 2013 Say-on-Pay Vote

Our say-on-pay vote in 2013 received the approval of 92% of the votes cast at the 2013 annual meeting. We contacted a significant majority of our top 25 shareholders (as of the February 4, 2013 record date) after the 2013 annual meeting to get their further opinion and advice on our compensation policies and practices. As a result of those discussions, we have provided additional information in this proxy statement relating to the target setting process, including more information regarding our methodology of normalizing for fluctuations in LME aluminum prices and foreign currency exchange rates in our annual and long-term incentive plans. The shareholders appreciated the outreach and the dialogue that resulted, and generally expressed a high level of satisfaction with our pay-for-performance approach and overall disclosure. We intend to continue this dialogue with our major shareholders.

Analysis of 2013 Compensation Decisions

The Compensation and Benefits Committee uses its business judgment to determine the appropriate compensation targets and awards for the named executive officers, in addition to assessing several factors that include:

•	Individual, Group, and Corporate performance;
•	Market positioning based on peer group data (described on page 48);
•	Complexity and importance of the role and responsibilities; and
•	Leadership and growth potential.

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2014 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

Chairman and Chief Executive Officer—Mr. Kleinfeld. In January 2013, the Compensation and Benefits Committee awarded Mr. Kleinfeld performance share awards and stock options with a total grant date value of $8,200,027, which is in line with the market median for combined Chairmen/CEOs. In making this decision, the Compensation and Benefits Committee considered the operational performance of the Company in 2012, the performance of the Company’s stock during 2012, the below median grant of equity for Mr. Kleinfeld in 2011, and the median level of equity as reported in the Towers Watson survey data. Mr. Kleinfeld’s annual incentive compensation award for 2013 of $3,177,360 was based on the corporate incentive compensation plan result of 147.1% as described on page 46.

The Compensation and Benefits Committee has eliminated most perquisites from executive compensation, but has continued two benefits for Mr. Kleinfeld: the personal use of a Company plane and car. These benefits are provided for security and efficiency reasons and to focus as much of Mr. Kleinfeld’s personal time on Company business as possible. Mr. Kleinfeld’s personal use of the Company plane was valued at an incremental cost of $61,831 in 2013. The value of his use of a Company car was $64,392 in 2013, which includes the cost of his commute to and from New York City and his home in Westchester County, New York. These perquisites are not grossed up for taxes.

Former Executive Vice President and Chief Financial Officer—Mr. McLane. Mr. McLane served as the Company’s Chief Financial Officer from January 1, 2013 through March 31, 2013 and retired on August 1, 2013. In January 2013, Mr. McLane was granted performance stock awards valued at $1,280,052 and stock options valued at $320,006, which was equal to the target award. Mr. McLane’s annual incentive compensation award for 2013 of $540,593 was based on the corporate incentive compensation plan result of 147.1% as described on page 46.

Executive Vice President and Chief Financial Officer—Mr. Oplinger. Mr. Oplinger was promoted to Executive Vice President and Chief Financial Officer as of April 1, 2013. Prior to that, he was Vice President and Chief Operating Officer of Global Primary Products (“GPP”). In January 2013, Mr. Oplinger was granted performance stock awards valued at $800,088 and stock options valued at $202,138, which was above the target award due to his strong performance in his prior role as well as in recognition of his upcoming promotion. Mr. Oplinger’s annual incentive compensation award for 2013 of $650,557 was based largely on the corporate incentive compensation plan result of 147.1% as described on page 46. A small portion of Mr. Oplinger’s award was based on the results of the GPP group’s incentive compensation plan for 2013, which had the same overall design as the corporate incentive plan.

Executive Vice President and Group President, Engineered Products and Solutions—Mr. Jarrault. In January 2013, Mr. Jarrault was granted performance stock awards valued at $1,472,038 and stock options valued at $368,010, which was above the target award based on his strong performance review in 2012. Mr. Jarrault’s annual incentive compensation award for 2013 of $848,900 was above the target award based on his strong performance review in 2013. The award was based 50% on the corporate incentive compensation plan result of 147.1% as described on page 46 and 50% on the incentive compensation plan results for the Engineered Products and Solutions (“EPS”) group, which he leads. The EPS group’s incentive compensation plan for 2013 had the same design as the corporate plan. The EPS group’s incentive compensation plan result for 2013 was 114.0% based on the group’s strong contribution to the overall corporate results (see Chart 7A on page 37).

Executive Vice President, Chief Legal Officer and Secretary—Ms. Strauss. In January 2013, Ms. Strauss was granted performance stock awards valued at $1,408,013 and stock options valued at $352,016, which was above the target award due to her strong performance review in 2012. Ms. Strauss’ annual incentive compensation award for 2013 of $914,227 was above the target award due to her strong performance review in 2013. The award was based on the corporate incentive compensation plan result of 147.1% as described on page 46.

Executive Vice President and Group President, Global Rolled Products—Mr. Meggers. In January 2013, Mr. Meggers was granted performance stock awards valued at $1,472,038 and stock options valued at $368,010, which was above the target award based on his strong performance review in 2012. Mr. Meggers’ annual incentive compensation award for 2013 of $713,863 was based 50% on the corporate incentive compensation plan result of 147.1% as described on page 46 and 50% on the incentive compensation plan results for the Global Rolled Products (“GRP”) group, which he leads. The GRP group’s incentive compensation plan for 2013 had the same design as the corporate plan and the same financial metrics. The GRP group’s incentive compensation plan result for 2013 was 182.1% based on the group’s strong contribution to the overall corporate results (see Chart 7A on page 37).

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

2013 Annual Cash Incentive Compensation

The corporate annual cash incentive compensation plan for 2013 was designed to achieve operating goals set at the beginning of the year.

•	80% of the cash incentive formula was based on achieving financial targets for adjusted free cash flow; and
•	20% of the formula was based on achieving safety, environmental and diversity targets.

The formula award at the corporate level resulted in 147.1% achievement against these operational financial and non-financial goals.

The financial metric of adjusted free cash flow accounted for 80% of the incentive compensation payment. The adjusted free cash flow target was set based on our 2013 financial plan, which made assumptions for the LME price of aluminum and foreign currency exchange rates. To assess our 2013 target against previous years’ targets, it is important to normalize for changes in the LME price of aluminum and foreign currency exchange rates. The following chart shows the impact on the cash from operations component of the adjusted free cash flow targets and results if we had used the actual 2010 LME price of aluminum and foreign currency exchange rates for each year over the 3-year period (2011-2013). This shows that on a normalized basis the cash from operations component of the 2013 adjusted free cash flow target increased by 17% over the 3-year average (2010-2012), and the cash from operations component of the 2013 adjusted free cash flow result improved dramatically in the face of strong headwinds that management had to overcome.

Adjusted Cash From Operations (“ACFO”) for last 4 years, normalized to 2010 LME and Foreign Currency*

Year	Normalized to 2010 LME and Foreign Currency
	ACFO Target ($M)	ACFO Result ($M)
2010	$1,754	$2,360
2011	$1,989	$2,135
2012	$1,797	$1,835
2013	$2,156	$2,405
*	To provide a relative basis for comparison, the actual cash from operations component of the adjusted free cash flow targets and results for 2011 through 2013 was normalized to the 2010 LME aluminum price and foreign currency exchange rate levels in the table above.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

After establishing the target for adjusted free cash flow, the payout ranges are set above and below the target as shown in the table below:

•	The steep curve to achieve 100% performance is intended to drive maximum effort.
•	The payouts above target are aligned with achievement levels that ensure a strong return on the additional incentive compensation paid.

We believe this design helped drive our employees to exceed our performance goals in 2013.

2013 Annual Cash Incentive Compensation Plan Design, Targets and Results

		Defined Corporate Level Payout Percentage					Result	IC Result	Weighting	Formula Award
Metric		0%	50%	100% (Target)	150%	200%
($ in millions)
Financial Measure	Adjusted Free Cash Flow[1]
	Excluding Saudi JV	$(172)	$8	$187	$668	$1,388
	Including Saudi JV	$(483)	$(303)	$(123)	$357	$1,077	$454.9	156.8%	80%	125.4%
Non- Financial Measures	Safety[2]
	DART		0.486	0.471		0.441	0.349	200%	2.5%	5.0%
	Global Voices Survey on safety questions		76.6%	77.6%		78.6%	77.5%	95%	2.5%	2.4%
										7.4%
	Environment[3]
	CO2 metric tons reduction		272,500	400,000		552,500	287,300	55.8%	5%	2.8%
	Diversity[4]
	Executive level women, global		19.2%	19.5%		20.5%	20.8%	200%	2.5%	5.0%
	Executive level minorities, U.S.		16.2%	16.5%		17.5%	15.6%	0%	2.5%	0.0%
	Professional level women, global		25.5%	26.0%		27.0%	26.2%	120%	2.5%	3.0%
	Professional level minorities, U.S.		17.3%	17.6%		18.6%	18.0%	140%	2.5%	3.5%
										11.5%
TOTAL									100%	147.1%

Foreign currency exchange rates and the price of aluminum on the LME were kept constant at the rates and prices in effect when the targets were established in order to eliminate the effect of fluctuation in such rates and prices, both of which are factors outside management’s control. See Attachment C for calculation of financial measures and for the definition of Adjusted Free Cash Flow. The threshold payout is 0% for the financial metric and 50% for non-financial metrics. The maximum payout for each metric is 200%. For performance between defined levels, the payout is interpolated.

1	80% of the cash incentive formula was based on achieving financial targets for adjusted free cash flow. Consistent with Alcoa’s externally-communicated target to be free cash flow positive excluding the Saudi Arabia joint venture, the IC target excluding this investment was $187 million. Equity investments are typically not included in a standard free cash flow calculation, but due to the materiality of the Saudi Arabia joint venture to the Company, management has included its effect in the adjusted free cash flow calculation. The target of ($123) million includes the investment in the Saudi Arabia joint venture. We achieved a payout of 156.8% of target in 2013.
2	Safety targets included:
a)	A reduction in the DART (Days Away, Restricted and Transfer) rate, which measures injuries and illnesses that involve one or more days away from work per 100 full-time workers and days in which work is restricted or employees are transferred to another job due to injury per 100 full-time workers. Performance against this metric exceeded the maximum.
b)	An increase in favorable responses on the Global Voices Survey of hourly Alcoa employees to questions regarding safety, which serves as a leading indicator of safety performance. Favorable responses in 2013 fell just short of target.
3

The environmental target highlights our commitment to reduce CO2 emissions in 2013 and make progress against our 2030 environmental goals. Performance against this metric was slightly above threshold in 2013.

4	Diversity targets were established to increase the representation of executive and professional women on a global basis and to increase the representation of minority executives and professionals in the U.S. In 2013, we exceeded the aggressive representation targets for each diversity metric, except for executive U.S. minorities, where we fell short of the threshold.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

Calculation of Annual Cash Incentive Compensation for Each Named Executive Officer. The calculation of annual cash incentive compensation awards for the named executive officers is shown in the following table and described below.

Officer	Target Award ($)	Plan Payout (%)	Individual Performance Multiplier (%)	Formula Award ($)
Klaus Kleinfeld	$2,160,000	147.1%	100%	$3,177,360
Charles D. McLane, Jr.	$367,500	147.1%	100%	$540,593
William F. Oplinger[1]	$402,094	147.1%	110%	$650,557
Olivier M. Jarrault	$500,000	130.6%	130%	$848,900
Audrey Strauss	$565,000	147.1%	110%	$914,227
Kay H. Meggers[2]	$433,696	164.6%	100%	$713,863
1	A small portion of Mr. Oplinger’s award was based on the results of the GPP group’s incentive compensation plan for 2013, resulting in an overall Plan Payout percentage slightly smaller than the corporate performance percentage. The overall Plan Payout percentage for Mr. Oplinger was rounded to one decimal place for the purposes of the table presentation. However, the Formula Award was calculated based on the unrounded percentage.
2	The Target Award for Mr. Meggers was rounded to full dollars for the purposes of the table presentation. However, the Formula Award was calculated based on the unrounded amount.

Target Award: Mr. Kleinfeld’s 2013 target award was calculated at 150% of his salary and the other named executive officers’ awards were targeted at 100% of their salaries, except for Mr. Oplinger whose target award was 65% of salary prior to his promotion as Executive Vice President and Chief Financial Officer and 100% of salary after his promotion. Mr. McLane’s target was prorated based on his retirement date of 8/1/2013.

Plan Payout: Mr. Kleinfeld’s, Mr. McLane’s and Ms. Strauss’ respective plan payouts were based 100% on corporate performance; the plan payout for Mr. Oplinger was based on corporate performance except for a small portion based on Global Primary Products group performance; the plan payout for Mr. Jarrault was based 50% on corporate performance and 50% on Engineered Products and Solutions group performance; and the plan payout for Mr. Meggers was based 50% on corporate performance and 50% on Global Rolled Products group performance.

Individual Performance Multiplier: Mr. Oplinger, Mr. Jarrault and Ms. Strauss received above-target multipliers based on strong performance reviews in 2013.

Formula Award is the product of the target award, the plan payout, and the individual multiplier.

2013 Equity Awards: Stock Options and Performance-Based Restricted Share Units

Long-term stock incentives are performance-based. We grant long-term stock awards to align executives’ interests with those of shareholders, link compensation to stock price appreciation over a multi-year period and support the retention of our management team. We provide two types of annual equity awards to the named executive officers—stock options and performance-based restricted share units. More performance-based restricted share units are granted than stock options in order to ensure that the majority of equity units awarded are performance-based. Performance is measured as the three-year average achievement against annual targets for revenue growth and adjusted EBITDA margin. As long as the aluminum industry continues to be affected by the volatility of aluminum prices on the LME, we believe that setting annual targets within the three-year LTI plan, which is derived from the Company’s three-year business plan for long-term profitable growth (which includes three-year targets that have been announced for each of the business groups), best holds management accountable for what they can control. Earned performance-based restricted share units will be converted into shares of Alcoa common stock three years from the date of the grant if the executive is still actively employed by the Company. Performance-based restricted share units are not convertible into Alcoa shares if an executive leaves the Company (other than to retire) before the units vest. Stock options vest ratably over a three-year period (one-third vests each year on the anniversary of the grant date) and if unexercised, will expire the earlier of ten years from the date of grant or five years after retirement. In January 2013, stock awards were made to all the named executive officers.

Performance-based restricted share units support long-term operational targets, which differ from the financial metrics in our annual cash incentive plan. The named executive officers plus 34 other executives were eligible in 2013 to receive performance-based long-term stock incentives because they are in positions to have the most influence over the Company’s financial performance.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

The number of performance-based restricted share units earned at the end of the three-year plan has been and will be determined as follows, based on the average of the annual payout percentages over the three-year period:

•	1/3 of the award was based on performance against the 2013 targets, which was earned at 116.9% (see table below),
•	1/3 of the award will be based on performance against the targets to be established for 2014, and
•	1/3 of the award will be based on performance against the targets to be established for 2015.

2013-2015 Performance-Based Equity Design and Results for 2013

Performance Measure (%)	Payout Percentage					2013 Result*	Plan Result*	Weighting	% of 1/3 of Target Award earned in 2013*
	0%	50%	100% (Target)	150%	200%
Revenue Growth	0.4%	1.5%	2.6%	4.4%	8.0%	1.9%	69.9%	25%	17.4%
Adjusted EBITDA Margin	8.8%	10.4%	12.0%	14.6%	19.5%	13.7%	132.6%	75%	99.5%
TOTAL								100%	116.9%
*	The figures in the 2013 Result and Plan Result columns were rounded to one decimal place for the purposes of the table presentation. However, the figures in the % of 1/3 of Target Award earned in 2013 column were calculated based on the unrounded figures.

For each year, a minimum performance level will also be established. For performance below that level, the portion of the award subject to performance criteria in that year will be forfeited and will not carry over into any future performance period.

As with the annual cash incentive compensation plan, we use a steep curve to achieve 100% performance, which is intended to drive maximum effort. We believe this design helped us to exceed our performance goals in 2013.

Stock options constitute approximately 11% to 14% of the target total compensation of senior executives. In 2013, approximately 11% to 14% of the value of target total compensation of the named executive officers was in the form of stock options (see table under “Our compensation design is strongly weighted toward performance–based equity compensation” on page 43). We believe that stock options further align management’s interests with those of our shareholders because the options have no value unless the stock price increases.

Other Compensation Policies and Practices

We highlight below certain executive compensation practices, both the practices we have implemented to incentivize performance and certain other practices that we have not implemented because we do not believe they would serve shareholders’ long-term interests.

What We Do

We Pay for Performance. We link our executives’ compensation to measured performance in key financial and non-financial areas. As noted above, performance against rigorous adjusted free cash flow, adjusted EBITDA margin, revenue growth, safety, environmental, and workplace diversity targets is measured in determining compensation. These metrics, coupled with the individual performance multipliers, incentivize individual, business group, and corporate performance. The Company’s strategic priorities are reflected in these compensation metrics.

We Consider Peer Groups in Establishing Compensation. Our aluminum industry peers do not provide an adequate basis for compensation comparison purposes because there are too few of them, they are all located outside of the United States and they do not disclose sufficient comparative compensation data.

In 2013, we used Towers Watson broad-based survey data for companies with revenues between $15 billion and $50 billion (excluding financial companies) to help estimate competitive compensation for the CEO and other executive level positions. We target our compensation structure at the median of this broad-based group of companies. We selected this peer group because it provides a broad measure of compensation in the market in which we compete for talent and generally reflects the accepted range of revenue (0.5 to 2 times the Company’s revenue) for an appropriately sized group. Our independent compensation consultant has reviewed and endorses this peer group. For 2013, 102 companies met the revenue and industry criteria and were used to compare compensation for all of the executive level positions except the CEO position. Of this peer group, 44 general industry companies provided data for a combined CEO/Chairman position. The data from these 44 companies were used to evaluate our CEO’s compensation in 2013. See Attachment B which lists the companies in the peer group.

In November 2013, we decided to develop a more relevant peer group to help inform compensation decisions for the CEO. The new peer group consists of 20 Materials and Industrials companies (see Attachment B) and offers the following advantages:

•	It is better aligned to Alcoa’s upstream (materials) and downstream (industrials) businesses.
•	It will be consistent from year-to-year, which will lead to more consistent year-to-year compensation data.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

We Review Tally Sheets. The Compensation and Benefits Committee reviews tally sheets that summarize various elements of historic and current compensation for each named executive officer in connection with making annual compensation decisions. This information includes compensation opportunity, actual compensation realized and wealth accumulation. We have found that the tally sheets help us synthesize the various components of our compensation program in making decisions.

We Have Robust Stock Ownership Guidelines. Our stock ownership requirements further align the interests of management with those of our shareholders by requiring executives to hold substantial equity in Alcoa until retirement. Our stock ownership guidelines require that the CEO retain equity equal in value to six times his base salary and that each of the other currently employed named executive officers retain equity equal in value to three times salary. These guidelines reinforce management’s focus on long-term shareholder value and commitment to the Company. Until the stock ownership requirements are met, each executive will be required to retain until retirement 50% of shares acquired upon vesting of restricted share units or upon exercise of stock options that vest after March 1, 2011, after deducting shares used to pay for the option exercise price and taxes. Unvested restricted share units, unexercised stock options and any stock appreciation rights do not count towards meeting the stock ownership requirement. Because this policy was last amended in 2011, none of the named executive officers satisfied the guidelines as of December 31, 2013.

We Schedule and Price Stock Option Grants to Promote Transparency and Consistency. Alcoa grants stock options to named executive officers at a fixed time every year—generally the date of the Board and committee meetings in January. Such meetings occur after we release earnings for the prior year and the performance of the Company for that year is publicly disclosed. The exercise price of employee stock options is the closing price of our stock on the grant date, as reported on the New York Stock Exchange.

We Have Clawback Policies Incorporated into Our Incentive Plans. The 2009 and 2013 Alcoa Stock Incentive Plans, the Incentive Compensation Plan for annual cash incentives and the Alcoa Internal Revenue Code Section 162(m) Compliant Annual Cash Incentive Compensation Plan each contain provisions permitting recovery of performance-based compensation. These provisions are explained in “Corporate Governance—Recovery of Incentive Compensation.”

We Have Double-Trigger Equity Vesting in the Event of a Change in Control. Awards granted under the 2009 Alcoa Stock Incentive Plan after February 15, 2011 and all awards granted under the 2013 Alcoa Stock Incentive Plan do not immediately vest upon a change in control if a replacement award is provided. The replacement award will vest immediately if, within a two-year period following a change in control, a plan participant is terminated without cause or leaves for good reason. Performance-based stock awards will be converted to time-vested stock awards upon a change in control under the following terms: (i) if 50% or more of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on actual performance completed as of the date of the change in control; or (ii) if less than 50% of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on the target number or value.

We Pay Reasonable Salaries to Our Senior Executives. Each named executive officer receives a salary that is determined after consideration of the median of the peer group for his or her position (as explained above and in Attachment B), performance and other factors. We pay salaries to the named executive officers to ensure an appropriate level of fixed compensation that enables the attraction and retention of highly skilled executives and mitigates the incentive to assume highly risky business strategies to maximize annual cash incentive compensation.

We Provide Appropriate Benefits to Our Senior Executives. The named executive officers participate in the same benefit plans as our salaried employees. We provide retirement and benefit plans to senior executives for the same reasons we provide them to employees—to provide a competitive compensation package that offers an opportunity for retirement, savings and health and welfare benefits. Retirement plans for senior executives generally pay the same formula amount as retirement plans for salaried employees, other than for Mr. Kleinfeld. Mr. Kleinfeld has an individual arrangement offset by retirement benefits provided by a prior employer. See notes to the “2013 Pension Benefits” table on page 57.

We Have a Conservative Compensation Risk Profile. The Compensation and Benefits Committee evaluates the risk profile of our compensation programs when establishing policies and approving plan design, and the Board of Directors annually considers risks related to compensation in its oversight of enterprise risk management. These evaluations noted numerous ways in which compensation risk is effectively managed or mitigated, including the following factors:

•	A balance of corporate and business unit weighting in incentive compensation plans;
•	A balanced mix between short-term and long-term incentives;
•	Caps on incentives;
•	Use of multiple performance measures in the annual cash incentive compensation plan and the equity incentive plan, with a focus on operational targets to drive free cash flow and profitability;

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

•	Discretion retained by the Committee to adjust individual awards;
•	Stock ownership guidelines requiring holding substantial equity in the Company until retirement;
•	Clawback policies applicable to all forms of incentive compensation;
•	Anti-hedging provisions in the Insider Trading Policy; and
•	Restricting stock options to 20% of the value of equity awards to senior officers.

In addition, (i) no business unit has a compensation structure significantly different from that of other units or that deviates significantly from the Company’s overall risk and reward structure; (ii) unlike financial institutions involved in the financial crisis, where leverage exceeded capital by many multiples, the Company has a conservative leverage policy with a target of keeping the debt-to-capital ratio in the range of 30% to 35%; and (iii) compensation incentives are not based on the results of speculative trading. In 1994, the Board of Directors adopted resolutions creating the Strategic Risk Management Committee with oversight of hedging and derivative risks and a mandate to use such instruments to manage risk and not for speculative purposes. As a result of these evaluations, we have determined that it is not reasonably likely that risks arising from our compensation and benefit plans would have a material adverse effect on the Company. See page 18 for a discussion of the Board’s role in risk oversight.

We Maximize the Tax Deductibility of Incentive Compensation. An Internal Revenue Code Section 162(m) annual cash incentive compensation plan was approved by shareholders at the 2011 annual meeting, and we issued Section 162(m) compliant awards under that plan in 2013.

We Retain an Independent Compensation Consultant. The Compensation and Benefits Committee has authority under its charter to retain its own advisors, including compensation consultants. In 2013, the Compensation and Benefits Committee directly retained Pay Governance LLC, which is independent and without conflicts of interest with the Company. See “Corporate Governance—Compensation Consultants” on page 23. Pay Governance LLC provided advice as requested by the Compensation and Benefits Committee, on the amount and form of certain executive compensation components, including, among other things, executive compensation best practices, insights concerning SEC and say-on-pay policies, analysis and review of the Company’s compensation plans for executives and advice on setting the CEO’s compensation. Pay Governance LLC also provided advice on the Compensation Discussion and Analysis in this proxy statement. Pay Governance LLC did not provide any services to the Company other than the services provided directly to the Committee. We use comparative compensation data from Towers Watson to help evaluate whether our compensation programs are competitive with the market. The comparative compensation data are not customized based on parameters developed by Towers Watson. Towers Watson does not provide any advice or recommendations to the Compensation and Benefits Committee on the amount or form of executive or director compensation.

What We Don’t Do

We Do Not Pay Dividend Equivalents on Stock Options and Unvested Restricted Share Units. Dividend equivalents are not paid currently on any restricted share units (including performance share units), but are accrued and paid only if the award vests. Dividend equivalents that accrue on restricted share units will be calculated at the same rate as dividends paid on the common stock of the Company. Dividend equivalents are not paid on stock options.

We Do Not Allow Share Recycling. The 2009 and 2013 Alcoa Stock Incentive Plans prohibit share recycling. Shares tendered in payment of the purchase price of a stock option award or withheld to pay taxes may not be added back to the available pool of shares.

We Do Not Allow Repricing of Underwater Stock Options (including cash outs). The 2009 and 2013 Alcoa Stock Incentive Plans prohibit repricing, including cash outs.

We Do Not Allow Hedging or Pledging of Company Stock. Short sales of Alcoa securities (a sale of securities which are not then owned) and derivative or speculative transactions in Alcoa securities by our directors, officers and employees are prohibited. No director, officer or employee or any designee of such director, officer or employee is permitted to purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Alcoa securities. Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 are prohibited from holding Alcoa securities in margin accounts, pledging Alcoa securities as collateral, or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans.

We Do Not Have Excise Tax Gross-Ups for New Participants in Our Change-in-Control Severance Plan. The Change-in-Control Severance Plan provides that no excise or other tax gross-ups will be paid, and severance benefits will be available only upon

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Executive Compensation (continued)

termination of employment for “good reason” by an officer or without cause by the Company, with regard to any new plan participants after January 1, 2010. For a discussion of the Change in Control Severance Plan, see “Potential Payments upon Termination or Change in Control” on page 59.

We Do Not Enter into Multi-Year Employment Contracts. It is the policy of the Compensation and Benefits Committee not to enter into multi-year employment contracts with senior executives providing for guaranteed payments of cash or equity compensation.

We Do Not Pay Tax Gross-Ups on Our Limited Perquisites. The Compensation and Benefits Committee has eliminated most perquisites, with the exception of Mr. Kleinfeld’s personal use of a Company plane and car (described in the “Notes to the 2013 Summary Compensation Table—Column (i)—All Other Compensation” on page 53). These benefits are provided for security and efficiency reasons and to focus as much of Mr. Kleinfeld’s personal time on Company business as possible. These perquisites are not grossed up for taxes.

Compensation Committee Report

The Compensation and Benefits Committee (the “Committee”) has:

1.	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and
2.	based on the review and discussions referred to in paragraph (1) above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2014 annual meeting of shareholders.

The Compensation and Benefits Committee

Patricia F. Russo, Chair

Arthur D. Collins, Jr.

Kathryn S. Fuller

Michael G. Morris

February 13, 2014

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2014 PROXY STATEMENT

Executive Compensation (continued)

2013 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Klaus Kleinfeld Chairman and Chief Executive Officer	2013	$1,440,000	$0	$6,560,011	$1,640,016	$3,177,360	$1,788,146	$220,273	$14,825,806
	2012	$1,440,000	$0	$6,080,033	$1,520,013	$2,484,000	$2,599,289	$203,566	$14,326,901
	2011	$1,433,333	$0	$7,600,158	$1,900,027	$1,505,000	$1,416,071	$189,103	$14,043,692
Charles D. McLane, Jr. Former Executive Vice President and Chief Financial Officer	2013	$367,500	$0	$1,280,052	$320,006	$540,593	$0	$1,960,429	$4,468,580
	2012	$630,000	$0	$1,280,098	$320,019	$722,610	$1,740,458	$40,422	$4,733,607
	2011	$625,000	$0	$1,440,001	$360,046	$641,500	$2,380,402	$40,233	$5,487,182
William F. Oplinger Executive Vice President and Chief Financial Officer	2013	$436,875	$0	$800,088	$202,138	$650,557	$90,220	$26,213	$2,206,091
Olivier M. Jarrault Executive Vice President and Group President, Engineered Products and Solutions	2013	$500,000	$0	$1,472,038	$368,010	$848,900	$114,162	$15,300	$3,318,410
	2012	$500,000	$0	$1,408,037	$352,021	$677,400	$343,887	$20,000	$3,301,345
	2011	$500,000	$0	$800,145	$200,037	$553,200	$273,997	$14,700	$2,342,079
Audrey Strauss Executive Vice President, Chief Legal Officer and Secretary	2013	$565,000	$0	$1,408,013	$352,016	$914,227	$0	$65,107	$3,304,363
	2012	$376,667	$1,500,000	$0	$0	$475,240	$0	$33,900	$2,385,807

Kay H. Meggers Executive Vice President and Group President, Global Rolled Products	2013	$433,696	$0	$1,472,038	$368,010	$713,863	$0	$31,681	$3,019,288

Notes to 2013 Summary Compensation Table

Column (a)—Named Executive Officers. The named executive officers include the chief executive officer, the two executives who served in the position of chief financial officer during 2013 (the transition from Mr. McLane to Mr. Oplinger was effective April 1, 2013), and the three other most highly compensated executives who were serving as executive officers at December 31, 2013. Under applicable SEC rules, we have excluded Mr. Meggers’ compensation for 2011 and 2012 as he was not a named executive in those years. Ms. Strauss joined the Company in May 2012. For purposes of determining the most highly compensated executive officers, the amounts shown in column (h) were excluded.

Column (c)—Salary. This column represents the named executive officer’s annual base salary.

Columns (e) and (f)—Stock Awards and Option Awards. The value of stock awards in column (e) and stock options in column (f) equals the fair value at date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Performance share awards granted in January 2013 are shown at 100% of target. The value of the performance awards on the date of grant was as follows:

	Grant Date Value of Performance Award
Name	At Target	At Maximum
Klaus Kleinfeld	$6,560,011	$13,120,022
Charles D. McLane, Jr.	$1,280,052	$2,560,104
William F. Oplinger	$800,088	$1,600,176
Olivier M. Jarrault	$1,472,038	$2,944,076
Audrey Strauss	$1,408,013	$2,816,026
Kay H. Meggers	$1,472,038	$2,944,076

A restricted share unit is valued at the market price of a share of stock on the date of grant as determined by the closing price of the common stock. At the date of grant on January 16, 2013, the closing price of our common stock was $8.88. At December 31, 2013, the closing price of our common stock was $10.63.

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Executive Compensation (continued)

For a discussion of the assumptions made in the value of stock awards and stock options, please refer to the following sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation” on page 81 and the discussions on “Stock-Based Compensation” in Notes A and R to the consolidated financial statements on pages 95 and 134, respectively.

Column (g)—Non-Equity Incentive Plan Compensation. Reflects cash payments made under the annual Incentive Compensation Plan for 2013 performance. See the “2013 Annual Cash Incentive Compensation” section starting on page 45.

Column (h)—Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amount shown reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit and actuarial plans, including supplemental plans, from December 31, 2012 to December 31, 2013. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) plan and dividends on Company stock are paid at the same rate as dividends paid to shareholders. Mr. McLane retired on August 1, 2013, and the change in his pension value is a negative $537,218, which is reflected as $0 in the table above per SEC rules. Ms. Strauss and Mr. Meggers have no change in pension value because they are not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006.

Column (i)—All Other Compensation.

Company Contributions to Savings Plans. The named executive officers are eligible to participate in the Alcoa Retirement Savings Plan and the Deferred Compensation Plan for U.S. salaried employees. Under our 401(k) tax-qualified retirement savings plan, participating employees may contribute up to 25% of base pay on a pre-tax basis and up to 10% on an after-tax basis. Alcoa matches 100% of employee pre-tax contributions up to 6% of base pay. If a named executive officer’s contributions to the savings plan exceed the limit on contributions imposed by the Internal Revenue Code, the executive may elect to have the amount over the limit “spill over” into the nonqualified Deferred Compensation Plan. For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld and Meggers and Ms. Strauss, the Company also makes an Employer Retirement Income Contribution in an amount equal to 3% of salary and annual incentive compensation eligible for contribution to the Alcoa Retirement Savings Plan. In 2013, the Company contributions were as follows:

Name	Company Matching Contribution		3% Retirement Contribution		Total Company Contribution
	Savings Plan	Def. Comp. Plan	Savings Plan	Def. Comp. Plan
Klaus Kleinfeld	$15,300	$71,100	$7,650	$0	$94,050
Charles D. McLane, Jr.	$15,300	$6,750	$0	$0	$22,050
William F. Oplinger	$15,300	$10,913	$0	$0	$26,213
Olivier M. Jarrault	$15,300	$0	$0	$0	$15,300
Audrey Strauss	$15,300	$18,600	$7,650	$23,557	$65,107
Kay H. Meggers	$0	$0	$7,650	$24,031	$31,681

Split dollar life insurance and other Company paid insurance. We provide split dollar life insurance through a legacy plan to Mr. McLane. The foregone interest on the Company’s portion of 2013 premiums for split dollar life insurance under policies provided prior to enactment of the Sarbanes-Oxley Act of 2002 is $135. The Company continues to pay annual premiums of $2,487 on these policies, which are deductible to the Company as compensation expense and taxable to Mr. McLane as ordinary income.

Company aircraft and car service. In 2013, the incremental cost of Mr. Kleinfeld’s personal use of Company aircraft was valued at $61,831. The incremental cost for the use of the Company aircraft is calculated based on the variable costs to the Company, including fuel costs, mileage, trip related maintenance, universal weather monitoring costs, on-board catering, landing and ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft and the cost of maintenance not related to trips are excluded. In 2013, Mr. Kleinfeld had personal use of a Company car and driver valued at $64,392. Personal use of a Company car includes Mr. Kleinfeld’s commute to and from his home in Westchester County, New York and his office in New York City.

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2014 PROXY STATEMENT

Executive Compensation (continued)

Severance payments. Pursuant to his executive severance agreement, Mr. McLane was paid the following amounts on February 1, 2014, which was 6 months following his termination date:

•	Lump sum severance of $1,260,000, which is equivalent to two years of salary.
•	Lump sum payment of $625,757, which is equivalent to the value of two years additional pension service.
•	Lump sum payment of $50,000 for the release of any potential legal claims against the Company.

2013 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	2013 Grant Date Fair Value of Stock and Option
Name	Grant Dates	Threshold ($)	Target ($)	Maximum[4] ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options[3] (#)	Awards ($/sh)	Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Klaus Kleinfeld		$1,080,000	$2,160,000	$6,480,000
	1/16/2013				0	738,740	1,477,480		732,150	$8.88	$8,200,027
Charles D. McLane, Jr.		$183,750	$367,500	$1,102,500
	1/16/2013				0	144,150	288,300		142,860	$8.88	$1,600,058
William F. Oplinger		$201,047	$402,094	$1,206,282
	1/16/2013				0	90,100	180,200		90,240	$8.88	$1,002,226
Olivier M. Jarrault		$250,000	$500,000	$1,500,000
	1/16/2013				0	165,770	331,540		164,290	$8.88	$1,840,048
Audrey Strauss		$282,500	$565,000	$1,695,000
	1/16/2013				0	158,560	317,120		157,150	$8.88	$1,760,029
Kay H. Meggers		$216,848	$433,696	$1,301,088
	1/16/2013				0	165,770	331,540		164,290	$8.88	$1,840,048
1	2013 annual cash incentive awards under the Incentive Compensation Plan. See “Compensation Discussion and Analysis—2013 Annual Cash Incentive Compensation” on page 45.
2	Performance equity awards in the form of restricted share units, granted under the 2009 Alcoa Stock Incentive Plan. See “Compensation Discussion and Analysis—2013 Equity Awards: Stock Options and Performance-Based Restricted Share Units” on page 47.
3	Time-vested stock options granted under the 2009 Alcoa Stock Incentive Plan, which vest ratably over a 3-year period and terminate the earlier of 10 years after grant or 5 years after retirement.
4	The maximum award under the 2013 cash incentive compensation plan formula is 200% of target. However, the Compensation and Benefits Committee has retained discretion to reduce the calculated award to zero or increase the calculated award by up to 150% of the calculated amount. The maximum amount of the award shown in this column is 150% of 200% to show the maximum discretionary amount that could possibly be awarded.

Grants of Plan Based Awards (Actual Awards)

The Grants of Plan Based Awards table sets forth the 2013 cash incentive and equity incentive opportunity for the named executive officers. The 2013 awards targets and performance are discussed in “Compensation Discussion and Analysis” beginning on page 33.

Mr. Kleinfeld. On January 16, 2013, Mr. Kleinfeld received an annual grant of 732,150 stock options and a grant of performance equity with a target amount of 738,740 restricted share units. The earned amount of the first third of the performance equity award was 287,863 restricted share units. He was paid cash incentive compensation for 2013 in the amount of $3,177,360.

Mr. McLane. On January 16, 2013, Mr. McLane received an annual grant of 142,860 stock options and a grant of performance equity with a target amount of 144,150 restricted share units. The earned amount of the first third of the performance equity award was 56,171 restricted share units. He was paid cash incentive compensation for 2013 in the amount of $540,593.

Mr. Oplinger. On January 16, 2013, Mr. Oplinger received an annual grant of 90,240 stock options and a grant of performance equity with a target amount of 90,100 restricted share units. The earned amount of the first third of the performance equity award was 35,110 restricted share units. He was paid cash incentive compensation for 2013 in the amount of $650,557.

Mr. Jarrault. On January 16, 2013, Mr. Jarrault received an annual grant of 164,290 stock options and a grant of performance equity with a target amount of 165,770 restricted share units. The earned amount of the first third of the performance equity award was 64,596 restricted share units. He was paid cash incentive compensation for 2013 in the amount of $848,900.

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2014 PROXY STATEMENT

Executive Compensation (continued)

Ms. Strauss. On January 16, 2013, Ms. Strauss received an annual grant of 157,150 stock options and a grant of performance equity with a target amount of 158,560 restricted share units. The earned amount of the first third of the performance equity award was 61,787 restricted share units. She was paid cash incentive compensation for 2013 in the amount of $914,227.

Mr. Meggers. On January 16, 2013, Mr. Meggers received an annual grant of 164,290 stock options and a grant of performance equity with a target amount of 165,770 restricted share units. The earned amount of the first third of the performance equity award was 64,596 restricted share units. He was paid cash incentive compensation for 2013 in the amount of $713,863.

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2014 PROXY STATEMENT

Executive Compensation (continued)

2013 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities of Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Klaus Kleinfeld
Stock Awards[1]						619,961	$6,590,185*	1,293,296	$13,747,736*
Performance Options	886,320	-	-	$13.54	1/26/2020
	1,200,000	-	-	$8.33	1/23/2015
Time-Vested Options[2]	-	732,150	-	$8.88	1/16/2023
	162,917	325,833	-	$10.17	1/20/2022
	255,380	127,690	-	$16.24	1/25/2021
	1,200,000	-	-	$8.33	1/23/2015
Charles D. McLane, Jr.
Stock Awards[1]						122,539	$1,302,590*	257,619	$2,738,490*
Performance Options	184,000	-	-	$8.33	1/23/2015
Time-Vested Options[2]	-	142,860	-	$8.88	8/1/2018
	34,300	68,600	-	$10.17	8/1/2018
	48,393	24,197	-	$16.24	8/1/2018
William F. Oplinger
Stock Awards[1]						24,480	$260,222*	114,606	$1,218,262*
Time-Vested Options[2]	-	90,240	-	$8.88	1/16/2023
	33,200	66,400	-	$10.17	1/20/2022
	3,560	1,780	-	$16.24	1/25/2021
	15,240	-	-	$13.54	1/26/2020
	16,867	-	-	$8.33	1/23/2015
	4,592	-	-	$28.79	1/17/2014
Olivier M. Jarrault
Stock Awards[1]						95,676	$1,017,036*	274,493	$2,917,861*
Time-Vested Options[2]	-	164,290		$8.88	1/16/2023
	37,730	75,460		$10.17	1/20/2022
	26,887	13,443		$16.24	1/25/2021
	36,060	-		$13.54	1/26/2020
	35,000	-		$8.33	1/23/2015
	21,804	-		$28.79	1/17/2014
Audrey Strauss
Stock Awards[1]						0	$0*	158,560	$1,685,493*
Time-Vested Options[2]	-	157,150	-	$8.88	1/16/2023
Kay H. Meggers
Stock Awards[1]						50,912	$541,195*	221,290	$2,352,313*
Time-Vested Options[2]	-	164,290		$8.88	1/16/2023
	21,224	42,446		$10.17	1/20/2022
*	The closing price of the Company’s common stock on December 31, 2013 was $10.63.
1	Stock awards in column (g) include earned performance share awards and time-vested share awards. Stock awards in column (i) include unearned performance share awards at the target amount. In January 2014, the payout for the second one-third of performance share awards granted in January 2012 and the first one-third of performance share awards granted in January 2013 was determined to be 116.9%. These amounts are shown at target in column (i) above. The full earned amount will be shown in column (g) in next year’s proxy statement. All stock awards are in the form of restricted share units that vest three years from the date of grant and are paid in common stock when they vest.

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Executive Compensation (continued)

2	Time-vested options include stock options granted at the regular annual grant date when the Compensation and Benefits Committee meets in January. Options granted from 2007 to 2009 have a term of six years. Options granted in 2010 through 2013 have a term of ten years. Options granted from 2007 vest over three years (1/3 each year). The option expiration dates for Mr. McLane’s time-vested options have changed to five years from his retirement date as provided for in the 2009 Alcoa Stock Incentive Plan.

2013 Option Exercises and Stock Vested

This table sets forth the actual value received by the named executive officers upon exercise of stock options or vesting of stock awards in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Klaus Kleinfeld			390,868	$3,478,725
Charles D. McLane, Jr.			298,844	$2,545,628
William F. Oplinger			5,080	$45,212
Olivier M. Jarrault			43,825	$390,043
Audrey Strauss			—	—
Kay H. Meggers			7,500	$67,950

2013 Pension Benefits

Name[1]	Plan Name(s)	Years of Credited Service	Present Value of Accumulated Benefits		Payments During Last Fiscal Year
Klaus Kleinfeld	Individual Agreement	6.25	$8,120,290		N/A
Charles D. McLane, Jr.	Alcoa Retirement Plan	40.62	$1,916,522
	Supplemental Pension Plan for Senior Executives*		$9,861,557
	Total		$11,778,079	[2]	183,383
William F. Oplinger	Alcoa Retirement Plan	13.78	$249,889
	Excess Benefits Plan C		$269,218
	Total		$519,107		N/A
Olivier M. Jarrault	Alcoa Retirement Plan	11.08	$263,821
	Excess Benefits Plan C		$853,987
	Total		$1,117,808		N/A
1	Ms. Strauss and Mr. Meggers do not appear in the table as they are not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006.
2	For Mr. McLane, the present value of accumulated benefits reflects his actual retirement on August 1, 2013. A portion of his benefit will be paid from the Reynolds Metals Company Benefit Restoration Plan for New Retirement Program, as amended.

Qualified Defined Benefit Plan. In 2013, Messrs. McLane, Oplinger and Jarrault participated in the Alcoa Retirement Plan. The Alcoa Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that covers a majority of U.S. salaried employees. Benefits under the plan are based upon years of service and final average earnings. Final average earnings include salary plus 100% of annual cash incentive compensation, and are calculated using the average of the highest five of the last ten years of earnings (high consecutive five for Messrs. Jarrault and Oplinger). The Alcoa Retirement Plan reflects compensation limits imposed by the U.S. tax code, which was $255,000 for 2013. The base benefit payable at age 65 is 1.1% of final average earnings up to the social security covered compensation limit plus 1.475% of final average earnings above the social security covered compensation limit, times years of service. Benefits are payable as a single life annuity, a reduced 50% joint and survivor annuity, or a reduced 75% joint and survivor annuity upon retirement. Mr. McLane retired on August 1, 2013.

Nonqualified Defined Benefit Plans. Mr. McLane participates in the Supplemental Pension Plan for Senior Executives. This plan is a non-qualified plan which provides for benefits that exceed the limits on compensation imposed by the U.S. tax code. In

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Executive Compensation (continued)

addition, this plan, upon qualified retirement, provides executives who retire with 30 or more years of service a total pension benefit prior to age 62 that is equal to 1.475% of average final compensation (salary plus 100% of annual cash incentive compensation) per year of service. This payment will be reduced by 1% for each year by which retirement precedes age 62. The post age 62 amount is equivalent to the Alcoa Retirement Plan formula and is based on final average earnings consisting of salary plus 100% of incentive compensation. Messrs. Jarrault and Oplinger participate in the Excess Benefits Plan C. This plan is a nonqualified plan which provides for benefits that exceed the limits on compensation imposed by the U.S. tax code. The benefit formula is identical to the Alcoa Retirement Plan formula. Benefits under both nonqualified plans are payable as a reduced 50% joint and survivor annuity if the executive is married. Otherwise, the benefit is payable as a single life annuity.

Valuation and Assumptions. For a discussion of the valuation method and assumptions applied in quantifying the present value of the accumulated benefit, please refer to the following sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Pension and Other Postretirement Benefits” on page 80 and Note W to the consolidated financial statements on page 143.

Individual Agreements. Mr. Kleinfeld is entitled to a supplemental retirement benefit payable annually after retirement equal to the excess of the product of 4.35% multiplied by years of service multiplied by average final compensation, over a retirement pension payable by Siemens AG (Mr. Kleinfeld’s previous employer).

Alcoa Retirement Savings Plan. For U.S. salaried employees hired after March 1, 2006, including Messrs. Kleinfeld and Meggers, and Ms. Strauss, the Company makes an Employer Retirement Income Contribution (ERIC) in an amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Retirement Savings Plan as a pension contribution in lieu of a defined benefit pension plan available to employees hired before March 1, 2006. The Company contributed $7,650 to the accounts of Messrs. Kleinfeld and Meggers, and Ms. Strauss in 2013. In addition, all U.S. salaried employees, including the named executive officers, are eligible to receive a Company matching contribution of 100% up to the first 6% of deferred salary. In 2013, the Company matching contribution amount was $15,300 each for Messrs. Kleinfeld, McLane, Oplinger and Jarrault and Ms. Strauss. These amounts are included in the column “All Other Compensation” in the 2013 Summary Compensation Table on page 52.

2013 Nonqualified Deferred Compensation

Name	Executive Contributions in 2013 ($)	Registrant Contributions in 2013 ($)	Aggregate Earnings in 2013 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2013 FYE ($)
(a)	(b)	(c)	(d)		(e)	(f)
Klaus Kleinfeld	$71,100	$71,100	$163,601	E	—	$961,943
			$3,306	D
Charles D. McLane, Jr.	$6,750	$6,750	$116,307	E	—	$670,850
			$1,134	D
William F. Oplinger	$41,494	$10,913	$28,702	E	—	$173,810
			$203	D
Olivier M. Jarrault	—	—	—		—	—
Audrey Strauss	$18,600	$42,157	$6,491	E	—	$86,572
			$167	D
Kay H. Meggers	—	$24,031	$152,190	E	—	$666,204
			$96	D
E—Earnings

D—Dividends on Alcoa common stock or share equivalents

The investment options under the nonqualified Deferred Compensation Plan are the same choices available to all salaried employees under the Alcoa Retirement Savings Plan and the named executive officers do not receive preferential earnings on their investments. The named executive officers may defer up to 25% of their salaries in total to the Alcoa Retirement Savings Plan and Deferred Compensation Plan and up to 100% of their annual cash incentive compensation to the Deferred Compensation Plan.

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2014 PROXY STATEMENT

Executive Compensation (continued)

To the extent the executive elects, the Company contributes matching contributions on employee base salary deferrals that exceed the limits on compensation imposed by the U.S. tax code. In 2013, the Company matching contribution amount was $71,100 for Mr. Kleinfeld, $6,750 for Mr. McLane, $10,913 for Mr. Oplinger and $18,600 for Ms. Strauss.

In addition, when the U.S. tax code limits on Employer Retirement Income Contributions (ERIC) to the Alcoa Retirement Savings Plan are reached, the ERIC contributions are made into the Deferred Compensation Plan. In 2013, the Company contributed $23,557 for Ms. Strauss and $24,031 for Mr. Meggers. Mr. Kleinfeld does not receive these deferred compensation contributions due to his individual pension agreement. Messrs. McLane, Oplinger and Jarrault do not receive these deferred compensation contributions because they participate in the Company’s defined benefit pension plan.

These amounts are included in the column “All Other Compensation” in the 2013 Summary Compensation Table on page 52.

The principal benefit to executives of the Deferred Compensation Plan is that U.S. taxes are deferred until the investment is withdrawn, so that savings accumulate on a pre-tax basis. The Company also benefits from this arrangement because it does not use its cash to pay the salaries or incentive compensation of the individuals who have deferred receipt of these amounts. The Company may use this cash for other purposes until the deferred account is paid to the individual upon termination of employment. All nonqualified pension and deferred compensation are general unsecured assets of the Company until paid. Upon termination of employment, deferred compensation will be paid in cash as a lump sum or in up to ten annual installments, depending on the individual’s election, account balance and retirement eligibility.

Potential Payments Upon Termination or Change in Control

Executive Severance Agreements. Alcoa has entered into executive severance agreements with key executives to facilitate transitioning key positions to suit the timing needs of the Company. The agreements provide for higher severance benefits than the Alcoa severance plan for salaried employees, but these agreements also require the executives to agree to a two-year non-competition and non-solicitation provision. Messrs. Oplinger, Jarrault and Meggers and Ms. Strauss have executive severance agreements, which provide that, if their employment is terminated without cause, they will receive two years’ salary, continued health care benefits for a two-year period, and two additional years of pension accrual. They will also receive a lump sum severance payment of $50,000 upon execution of a general release of legal claims against the Company prior to the scheduled payment date. No severance payments will be made under these agreements unless the general release is signed. Mr. Kleinfeld has a similar severance agreement containing the terms described above except that it provides for two years’ salary and annual cash incentive at the target amount. If severance payments or benefits are payable under the Change in Control Severance Plan, described below, no payments will be paid under the executive severance agreements. Mr. McLane’s severance agreement was triggered on August 1, 2013. For details on amounts paid, see “Notes to 2013 Summary Compensation Table” under Column (i)—All Other Compensation beginning on page 53.

Name	Estimated net present value of cash severance payments[1]	Estimated net present value of additional pension credits	Estimated net present value of continued health care benefits	Total
Klaus Kleinfeld	$7,055,757	$2,969,387	$35,937	$10,061,081
William F. Oplinger	$925,720	$75,500	$35,568	$1,036,788
Olivier M. Jarrault	$1,023,022	$214,000	$35,937	$1,272,959
Audrey Strauss	$1,149,515	$65,971	$687	$1,216,173
Kay H. Meggers	$925,720	$52,543	$12,120	$990,383
1	The estimated net present value of cash severance payments for Messrs. Oplinger and Meggers was based on their annual salary in effect on December 31, 2013, which was $450,000, and differs from the salary amount reflected in the 2013 Summary Compensation Table on page 52.

Potential Payments upon a Change in Control. In 2002, the Board of Directors approved a Change in Control Severance Plan for officers and other key executives designated by the Compensation and Benefits Committee. The plan is designed to retain key executives during the period that a transaction is being negotiated or during a period in which a hostile takeover is being attempted and to ensure the impartiality of the key negotiators for the Company. The Change in Control Severance Plan provides

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2014 PROXY STATEMENT

Executive Compensation (continued)

each of the named executive officers with termination compensation if their employment is terminated without cause or terminated by them in certain circumstances, in either case within three years after a change in control of the Company. Mr. Kleinfeld, who is in a key position to negotiate or handle a change in control transaction, may elect, if he has not been terminated or left for good reason sooner, to leave the Company during a window period of 30 days which begins six months after a change in control. The Compensation and Benefits Committee has determined to freeze this provision of the Change in Control Severance Plan. As of January 1, 2010, no additional employees will be entitled to this provision of the plan, but rather must be terminated or leave for good reason to be eligible to receive a payment under the plan. Messrs. Oplinger, Jarrault and Meggers and Ms. Strauss are currently subject to this requirement.

Compensation provided by the plan includes: a cash payment equal to three times annual salary plus target annual cash incentive compensation; continuation of health care benefits for three years; growth on pension credits for three years; reimbursement of excise taxes; reimbursement for additional tax liability resulting from reimbursement of excise taxes; and six months outplacement.

The Compensation and Benefits Committee determined to freeze the reimbursement of excise taxes and the reimbursement for additional tax liability resulting from reimbursement of excise taxes effective for new plan participants on and after January 1, 2010. Mr. Oplinger, who became an officer in 2013, Ms. Strauss, who was hired in 2012, and Mr. Meggers, who was hired in 2010, are not eligible to receive these benefits.

The Compensation and Benefits Committee periodically reviews market data, which indicate that most companies have such plans or adopt such plans when a change in control is imminent. The amounts shown in the table below include the estimated net present value of accelerated vesting of stock options and stock awards. All awards made since February 2011 do not vest immediately upon a change of control if a replacement award is provided.

Change in Control Severance Benefits

Name	Estimated net present value of change in control severance and benefits	Potential excise tax liability and gross-up for excise taxes	Total
Klaus Kleinfeld	$19,957,755	$8,586,645	$28,544,399
William F. Oplinger	$3,606,223	Not eligible	$3,606,223
Olivier M. Jarrault	$4,355,110	$1,662,607	$6,017,717
Audrey Strauss	$3,945,859	Not eligible	$3,945,859
Kay H. Meggers	$3,200,119	Not eligible	$3,200,119

Retirement benefits. If Mr. Kleinfeld had voluntarily terminated employment as of December 31, 2013, it is estimated that his supplemental executive retirement pension would have paid an annual annuity of $651,717 starting at age 60. If Mr. Jarrault had voluntarily terminated employment as of December 31, 2013, it is estimated that his pension would have paid an annual annuity of $63,161 starting at age 55. If Mr. Oplinger had voluntarily terminated employment as of December 31, 2013, it is estimated that his pension would have paid an annual annuity of $38,550 starting at age 55. Mr. McLane retired on August 1, 2013 and is entitled to annual pension benefits under the plans described under “2013 Pension Benefits” on page 57 in the amount of $779,382 before age 62 and $785,454 from age 62. Ms. Strauss and Mr. Meggers are not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006.

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Item 4 Shareholder Proposal

The following shareholder proposal will be voted on at the annual meeting if properly presented by or on behalf of the shareholder proponent. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, sponsored this proposal.

The Board recommends a vote “AGAINST” this proposal for the reasons set forth following the proposal.

The text of the shareholder proposal follows:

“Proposal 4 — Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company F in executive pay – $14 million for Klaus Kleinfeld. Mr. Kleinfeld’s equity pay did not reflect our company’s share price movement. Currently a 1%-minority can frustrate the will of our 79%-shareholder majority on certain key governance issues. Since 2010 our company failed 3-times to pass its own proposals to redress this.

Judith Gueron at age 71 was our Lead Director with 25-years board tenure – which is a big negative for the director independence that is so necessary for a Lead Director. Four directors received double digits in negative votes: Michael Morris, Kathryn Fuller, Patricia Russo and Stanley O’Neal. Michael Morris of our Audit Committee was especially overboarded with seats on 5 company boards. Patricia Russo and Ratan Tata were overboarded with seats on 4 company boards. GMI said not one member of our audit committee had substantial industry knowledge.

GMI said there were forensic accounting ratios related to asset-liability valuation that had extreme values either relative to industry peers or to our company’s own history. Alcoa had higher accounting and governance risk than 98% of companies. Our company’s CO2 intensity ratio and environmental impact ratio, which measured our company’s total environmental costs relative to total revenues was significantly greater than its sector peers. Our company had come under investigation, or been subject to fine, settlement or conviction for Foreign Corrupt Practices Act, or other bribery or corruption violations, by company employees or other corporate agents.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:

Executives To Retain Significant Stock — Proposal 4”

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. Your Board therefore recommends that you vote “AGAINST” the proposal for the following reasons.

Our stock ownership policy already aligns the interests of management with those of our shareholders by requiring our executives to maintain a significant investment in shares of Company stock. The guidelines require approximately 42 of our executives to maintain, until retirement, a multiple of their base salaries in Company shares based on the executives’ job grades. For example, our CEO must retain equity equal in value to six times his base salary and each of the other currently-employed named executive officers must retain equity equal in value to three times salary. Until the stock ownership requirements are met,

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Item 4 Shareholder Proposal (continued)

each executive is required to retain until retirement 50% of shares acquired upon vesting of restricted share units after March 1, 2011 or upon exercise of stock options that vest after March 1, 2011, after deducting shares used to pay for the option exercise price and taxes. Unvested restricted share units, unexercised stock options and stock appreciation rights do not count towards meeting the stock ownership requirement. While the named executive officers do not yet satisfy the stock ownership guidelines as the policy’s last amendments took effect in 2011, they are each on a trajectory to meet the requirements. We believe these stock ownership guidelines reinforce management’s focus on long-term shareholder value and commitment to the Company.

Our insider trading policy already prohibits all Company directors, officers and employees from hedging the market value of Alcoa securities. Our policy prohibits purchasing or using, directly or indirectly, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Alcoa securities. This anti-hedging prohibition is more robust than the prohibition proposed in the shareholder proposal because Alcoa’s prohibition is not limited to shares acquired through the Company’s equity grants but to all Alcoa securities owned by the applicable individual.

Our executive compensation program is focused on aligning executive pay with shareholder interests by emphasizing equity awards and performance-based pay. The Company devotes a significant portion of its executive compensation to performance-based equity awards. For example, 88% of our CEO’s 2013 target pay was based on performance and 70% was provided in the form of equity compensation. Structuring a significant portion of executive compensation in this manner not only aligns executive pay with shareholder returns since the value of the equity awards is impacted by Alcoa stock price but also ties compensation to metrics that are designed to result in enhanced value for shareholders.

Our stock options reward long-term value creation because options generally vest on a ratable basis over three years and only have value to the extent the price of Alcoa stock on the exercise date exceeds the stock price on the grant date. Similarly, our restricted stock units do not vest until the third anniversary of the grant date and increase in value only to the extent the price of our stock increases. The Board believes that the Company’s performance-based equity awards effectively tie our executives’ performance and pay to long-term shareholder value, rendering the proponent’s ownership requirements unnecessary. Additional detail about our executive compensation program is set forth in “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 33.

The stock retention policy proposed by the proponent may not serve shareholder interests and may hinder the Company’s ability to attract and retain executive talent that is critical to the Company’s long-term success. The proponent’s policy would require an executive to hold shares until he or she reaches “normal retirement age,” a date wholly unrelated to the executive’s actual employment status with the Company. For example, if an executive terminates employment with Alcoa at age 40, the proponent’s policy would require the executive to hold shares for another 20 years, a period in which the executive has no impact on the Company’s long-term performance. Conversely, if an executive is employed at the Company past normal retirement age, the stock retention restrictions under the shareholder proposal lift and the executive would have no holding requirements to incentivize action in the long-term interests of the Company. Such consequences would not be aligned to shareholder interests.

Additionally, a policy requiring executives to hold a significant portion of their equity awards until retirement could diminish our ability to attract and retain the talented executives who are critical to our long-term success. Because equity compensation is the largest element of compensation for our executive officers, the Company’s stock makes up a substantial proportion of their net worth. These executives may have legitimate needs to diversify their portfolios. Requiring executives to retain a substantial amount of their net worth in stock until retirement could motivate executives to leave the Company earlier than they otherwise would have in order to diversify their portfolios and realize the value of their equity compensation. We believe our stock ownership guidelines strike the right balance between ensuring that our executives own significant amounts of stock while allowing them the flexibility to effectively manage their personal financial affairs.

The Board of Directors recommends a vote “AGAINST” ITEM 4, the shareholder proposal, for the reasons discussed above. The proxy committee will vote your proxy against this item unless you give instructions to the contrary on the proxy.

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Questions and Answers

About the Meeting and Voting

1.	Who is entitled to vote and how many votes do I have?

If you were a holder of record of Alcoa common stock, par value $1.00 per share (the “common stock”), at the close of business on February 20, 2014, you are eligible to vote at the annual meeting. For each matter presented for vote, you have one vote for each share you own.

2.	What is the difference between holding shares as a shareholder of record/registered shareholder and as a beneficial owner of shares?

Shareholder of Record or Registered Shareholder. If your shares of common stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” or a “registered shareholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

3.	How do I vote if I am a shareholder of record?

By Telephone or Internet. All shareholders of record can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All shareholders of record can also vote by written proxy card. If you are a shareholder of record and receive a Notice of Internet Availability of Proxy Materials (“Notice”), you may request a written proxy card by following the instructions included in the Notice. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person. All shareholders of record may vote in person at the meeting. See Question 5 below regarding how to obtain an admission ticket to the annual meeting.

Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.

4.	How do I vote if I am a beneficial owner of shares?

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting (except on ratification of the selection of PricewaterhouseCoopers LLP as auditors for 2014), unless you provide specific instructions by completing and returning the voting instruction form from your broker, bank or other financial institution or following the instructions provided to you for voting your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting. In order to be able to vote your shares at the meeting, you must obtain a legal proxy from that entity and bring it with you to hand in with your ballot. See Question 5 below regarding how to obtain an admission ticket to the annual meeting.

5.	How do I get an admission ticket to attend the annual meeting?

You may attend the meeting if you were a shareholder as of the close of business on February 20, 2014. If you plan to attend the meeting, you will need an admission ticket. If you are a registered shareholder, have your Notice available and call 1 866 804-9594 or visit www.AlcoaAdmissionTicket.com and follow the instructions provided. If a broker, bank or other financial institution holds your shares and you would like to attend the meeting, please write to: Alcoa Inc., 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com. Please include a copy of your brokerage account statement or a legal proxy (which you can get from your broker, bank or other financial institution), and we will send you an admission ticket.

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Questions and Answers About the Meeting and Voting (continued)

6.	What does it mean if I receive more than one Notice?

If you are a shareholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings plans, you will receive one Notice (or if you are an employee with an Alcoa email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one Notice or email proxy form, and in that case, you can and are urged to vote all of your shares, which will require you to vote more than once. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare, at 1 888 985-2058 (in the U.S. and Canada) or 1 201 680-6578 (all other locations) or through the Computershare website, www.computershare.com.

7.	How do I vote if I participate in one of the employee savings plans?

You must provide the trustee of the employee savings plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 6:00 a.m. Eastern Daylight Time (EDT) on April 30, 2014.

8.	Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting (please note that, in order to be counted, the revocation or change must be received by 6:00 a.m. EDT on May 2, 2014, or by 6:00 a.m. EDT on April 30, 2014 in the case of instructions to the trustee of an employee savings plan):

•	Vote again by telephone or at the Internet website.
•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.
•	Shareholders of record may vote in person at the annual meeting.
•	Shareholders of record may notify Alcoa’s Corporate Secretary in writing that a prior proxy is revoked.
•	Employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or are changed.

9.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
•	in the case of a contested proxy solicitation;
•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or
•	to allow the independent inspector of election to certify the results of the vote.

Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the judge of election for the meeting.

10.	What is a Broker Non-Vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors (Item 2) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the annual meeting. In contrast, all of the other proposals set forth in this proxy statement are “non-discretionary” items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

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Questions and Answers About the Meeting and Voting (continued)

11.	What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present at the meeting or represented by proxy. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. If you vote to abstain on one or more proposals, your shares will be counted as present for purposes of determining the presence of a quorum unless you vote to abstain on all proposals.

12.	What is the voting requirement to approve each of the proposals, and how are votes counted?

At the close of business on February 20, 2014, the record date for the meeting, Alcoa had outstanding 1,077,996,174 shares of common stock (excluding treasury shares). Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Under Pennsylvania corporation law, the approval of any corporate action taken at the annual meeting is based on votes cast. For all proposals to be considered at the annual meeting, shareholder approval occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. “Votes cast” on these proposals means votes “for” or “against” a particular proposal, whether by proxy or in person. Abstentions and broker non-votes are not considered “votes cast” on these proposals and therefore have no effect on the outcome of these proposals. In uncontested elections, directors are elected by a majority of votes cast. As described in more detail on page 21 under “Corporate Governance—Majority Voting for Directors,” Alcoa’s Articles of Incorporation and By-Laws require any incumbent director nominee who receives more “against” than “for” votes to tender his or her resignation for consideration by the Governance and Nominating Committee. Item 3 (advisory approval of executive compensation) is an advisory vote requiring further action by the Company to implement any changes.

13.	Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to assist with the solicitation for an estimated fee of $13,000 plus expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

14.	How do I comment on Company business?

Your comments are collected when you vote using the Internet. We also collect comments from the proxy card if you vote by mailing the proxy card. You may also send your comments to us in care of the Corporate Secretary: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

15.	May I nominate someone to be a director of Alcoa?

Yes, please see “Nominating Board Candidates—Procedures and Director Qualifications” on page 13 for details on the procedures for shareholder nominations of director candidates.

16.	When are the 2015 shareholder proposals due?

To be considered for inclusion in the Company’s 2015 proxy statement, shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received in writing at our principal executive offices no later than November 18, 2014. Address all shareholder proposals to: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2015 annual meeting, notice of intention to present the proposal, including all information required to be provided by the shareholder in accordance with the Company’s By-Laws, must be received in writing at our principal executive offices by February 1, 2015. Address all notices of intention to present proposals at the 2015 annual meeting to: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608.

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Questions and Answers About the Meeting and Voting (continued)

17.	Will the annual meeting be webcast?

Yes, our annual meeting will be webcast on May 2, 2014. You are invited to visit http://www.alcoa.com under “About—Corporate Governance—Annual Meeting” at 9:30 a.m. Eastern Daylight Time on May 2, 2014, to access the webcast of the meeting. Registration for the webcast is required. Pre-registration will be available beginning on April 18, 2014. An archived copy of the webcast also will be available on our website.

18.	What is “householding”?

Shareholders of record who have the same last name and address and who request paper copies of the proxy materials will receive only one copy unless one or more of them notifies us that they wish to receive individual copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources. Householding will not in any way affect dividend check mailings.

We will deliver promptly upon written or oral request a separate copy of the 2013 Annual Report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the document was delivered. Please direct such requests to Diane Thumma at Alcoa Inc., 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com or call 1 412 553-1245.

Shareholders of record may request to begin or to discontinue householding in the future by contacting our transfer agent, Computershare, at 1 888 985-2058 (in the U.S. and Canada), 1 201 680-6578 (all other locations), by mail to Computershare Shareowner Services LLC, P.O. Box 43006, Providence, RI 02940-3006 or through the Computershare website, www.computershare.com. Shareholders owning their shares through a bank, broker or other nominee may request to begin or to discontinue householding by contacting their bank, broker or other nominee.

19.	How may I obtain a copy of Alcoa’s Annual Report on Form 10-K?

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2013 (not including exhibits and documents incorporated by reference), at your request. Please direct all requests to Alcoa Inc., Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858.

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Attachments

ATTACHMENT A — Pre-Approval Policies and Procedures for Audit and

                                   Non-Audit Services

I.    Statement of Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. Any proposed services exceeding pre-approved cost levels under this policy will require specific pre-approval by the Audit Committee before the service is provided.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II.    Delegation

The Audit Committee delegates pre-approval authority to the Chairman of the Committee. In addition, the Chairman may delegate pre-approval authority to one or more of the other members of the Audit Committee. The Chairman or member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.    Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide.

IV.    Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor.

V.    Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance and support, without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

VI.    All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor.

VII.    Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

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Attachments (continued)

VIII.    Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor has provided detailed descriptions regarding the specific services to be provided. Upon completion of services, the independent auditor will provide to management detailed back-up documentation, including hours, personnel and task description relating to the specific services provided.

IX.    Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

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Attachments (continued)

ATTACHMENT B — Peer Group Companies for Market Information on Compensation

Peer Group for 2013 Compensation Decisions

Abbott Laboratories*	E.I. du Pont de Nemours & Company*	McDonald’s
Accenture	Eaton Corporation*	Medtronic, Inc.*
ACH Food	Eli Lilly and Company*	Merck & Co., Inc.*
Adecco	EMC Corporation*	Murphy Oil
AES	Emerson Electric Co.*	Neoris USA
Agrium	Enbridge Energy	NextEra Energy, Inc.*
Air Liquide	Enterprise Products Partners	Northrop Grumman Corporation*
Alcatel-Lucent	Ericsson	Occidental Petroleum
American Electric Power	Exelon	L’Oreal
Amgen	Express Scripts Holding Company*	Raytheon Company*
Apache Corporation*	FirstEnergy	Research in Motion
Arrow Electronics, Inc*	Fluor Corporation*	Roche Diagnostics
AstraZeneca	Freeport-McMoRan Copper & Gold Inc.	Rolls-Royce North America
BAE Systems	Gavilon	Sanofi-Aventis
Bayer AG	General Dynamics Corporation*	SCA Americas
Bayer Business & Technology Services	GlaxoSmithKline	Schlumberger
Bayer CropScience	Google Inc.*	Sodexo
Bayer HealthCare	HCA Holdings, Inc.*	Southern Company Services
Bechtel Systems & Infrastructure Inc	Health Care Services*	Sprint Nextel*
BG US Services	Hess*	Staples, Inc.*
Boehringer Ingelheim	Hoffmann-La Roche	Sysco
Bristol-Myers Squibb	Honeywell International Inc.*	Tech Data
Carnival Corporation*	HTC Corporation	Telvent
CHS	Iberdrola Renewables	Tesoro
Cisco Systems, Inc.*	Illinois Tool Works Inc.*	3M Company*
The Coca-Cola Company*	International Paper Company*	Time Warner Inc.*
Colgate-Palmolive Company*	Jabil Circuit	Time Warner Cable Inc.*
Compass Group	Johnson Controls, Inc.*	TRW Automotive Holdings Corp.*
ConocoPhillips*	Kaiser Foundation Health Plan*	Tyson Foods
Continental Automotive Systems	Kimberly-Clark Corporation*	Union Pacific Corporation
CSC	KPMG	United States Steel Corporation*
Cummins Inc.*	Kyocera Corporation	The Walt Disney Company*
Danaher Corporation	Lenovo	Whirlpool Corporation*
Delta Air Lines	LSG Sky Chefs	Wm. Wrigley Jr.
DIRECTV*	L-3 Communications Holdings, Inc.*	Xerox Corporation*
*	Used for Chairman/CEO Analysis

Peer Group for 2014 Chairman/CEO Compensation Decisions

3M Company	Freeport-McMoRan Copper & Gold Inc.	Nucor Corporation
Cummins Inc.	General Dynamics Corporation	PPG Industries, Inc.
Danaher Corporation	International Paper Company	Raytheon Company
Deere & Company	L-3 Communications Holdings, Inc.	The Dow Chemical Company
Eaton Corporation	LyondellBasell Industries NV	United States Steel Corporation
E. I. du Pont de Nemours & Company	Newmont Mining Corporation
Emerson Electric Co.	Northrop Grumman Corporation

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Attachments (continued)

ATTACHMENT C — Calculation of Financial Measures

RECONCILIATION OF ADJUSTED INCOME

	Year ended December 31,
(in millions)	2013	2012
Net (loss) income attributable to Alcoa	$(2,285)	$191
Restructuring and other charges[1]	585	106
Discrete tax items[2]	360	(22)
Other special items[1,3]	1,697	(13)
Net income attributable to Alcoa – as adjusted	$357	$262

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

1	A charge for the civil portion of a legal matter was reclassified in the 2012 period to conform to the presentation of related charges in the 2013 period (see Notes D and N to the Consolidated Financial Statements in Part II Item 8 of Alcoa’s 2013 Form 10-K).

2	Discrete tax items include the following:
•	for the year ended December 31, 2013, a charge for valuation allowances related to certain Spain and U.S. deferred tax assets ($372), a benefit related to the reinstatement under the American Taxpayer Relief Act of 2012 of two tax provisions that were applied in 2013 to Alcoa’s U.S income tax return for calendar year 2012 ($18), a charge related to prior year taxes in Spain and Australia ($9), and a net benefit for other miscellaneous items ($3); and
•	for the year ended December 31, 2012, a benefit for a change in the legal structure of an investment ($13), a benefit as a result of including the then anticipated gain from the sale of the Tapoco Hydroelectric Project in the calculation of the estimated annual effective tax rate applied to the results for the nine months ended September 30, 2012 ($12), a charge related to prior year U.S. taxes on certain depletable assets ($8), and a net benefit for other miscellaneous items ($5).

3	Other special items include the following:
•	for the year ended December 31, 2013, an impairment of goodwill ($1,719), a net insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($22), a net favorable change in certain mark-to-market energy derivative contracts ($15), an unfavorable impact related to a temporary shutdown of one of the two smelter potlines at the joint venture in Saudi Arabia due to a period of pot instability ($9), and the write off of inventory related to the permanent closure of two potlines at a smelter in Canada and a smelter in Italy ($6); and
•	for the year ended December 31, 2012, a gain on the sale of the Tapoco Hydroelectric Project ($161), a net increase in the environmental reserve related to the Grasse River remediation in Massena, NY, remediation at two former locations, East St. Louis, IL and Sherwin, TX, and two new remediation projects at the smelter sites in Baie Comeau, Québec, Canada and Mosjøen, Norway ($133), uninsured losses related to fire damage to the cast house at the Massena, NY location ($28), interest income on an escrow deposit ($8), and a net favorable change in certain mark-to-market energy derivative contracts ($5).

70

2014 PROXY STATEMENT

Attachments (continued)

RECONCILIATION OF ADJUSTED EBITDA

	Year ended December 31,
($ in millions)	2013	2012
Net (loss) income attributable to Alcoa	$(2,285)	$191
Add:
Net income (loss) attributable to noncontrolling interests	41	(29)
Provision for income taxes	428	162
Other income, net	(25)	(341)
Interest expense	453	490
Restructuring and other charges[1]	782	172
Impairment of goodwill	1,731	–
Provision for depreciation, depletion, and amortization	1,421	1,460
Adjusted EBITDA	2,546	2,105
Add: adjustments for incentive compensation[1,2]	825	947
Adjusted EBITDA – as adjusted for incentive compensation	$3,371	$3,052

Sales	$23,032	$23,700
Add: adjustments for incentive compensation[3]	1,582	509
Sales – as adjusted for incentive compensation	$24,614	$24,209

Adjusted EBITDA Margin	11.1%	8.9%
Adjusted EBITDA Margin – as adjusted for incentive compensation	13.7%	12.6%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

1	A charge for the civil portion of a legal matter was reclassified in the 2012 period to conform to the presentation of related charges in the 2013 period (see Notes D and N to the Consolidated Financial Statements in Part II Item 8 of Alcoa’s 2013 Form 10-K).

2	These adjustments include special items reflected in Adjusted EBITDA on a pretax basis as follows:
•	for the year ended December 31, 2013, a net insurance recovery related to the March 2012 cast house fire at the Massena, NY location ($35) and the write off of inventory related to the permanent closure of two potlines at a smelter in Canada and a smelter in Italy ($9); and
•	for the year ended December 31, 2012, a net increase in the environmental reserve related to the Grasse River remediation in Massena, NY, remediation at two former locations, East St. Louis, IL and Sherwin, TX, and two new remediation projects at the smelter sites in Baie Comeau, Québec, Canada and Mosjøen, Norway ($200) and uninsured losses related to fire damage to the cast house at the Massena, NY location ($43).

Additionally, this line item includes amounts related to the normalization of the effects of changes in the London Metal Exchange aluminum prices and foreign currency exchange rates contemplated in the respective targets for 2013 and 2012 as compared to actual results.

All of these adjustments are being made for incentive compensation (under the long-term incentive plan, or LTI) purposes only.

3	These adjustments represent amounts related to the normalization of the effects of changes in the London Metal Exchange aluminum prices and foreign currency exchange rates, as well as the impact of curtailed smelter capacity (2013 period only), contemplated in the respective targets for 2013 and 2012 as compared to actual results and are being made for incentive compensation (under the long-term incentive plan, or LTI) purposes only.

71

2014 PROXY STATEMENT

Attachments (continued)

RECONCILIATION OF ALUMINA ADJUSTED EBITDA

	Year ended December 31,
($ in millions, except per metric ton amounts)	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
After-tax operating income (ATOI)	$259	$90	$607	$301	$112	$727	$956	$1,050	$682	$632	$415	$315	$471

Add:
Depreciation, depletion, and amortization	426	455	444	406	292	268	267	192	172	153	147	139	144
Equity loss (income)	4	(5)	(25)	(10)	(8)	(7)	(1)	2	–	(1)	–	(1)	(1)
Income taxes	66	(27)	179	60	(22)	277	340	428	246	240	161	130	184
Other	(6)	(8)	(44)	(5)	(92)	(26)	2	(6)	(8)	(46)	(55)	(14)	(17)

Adjusted EBITDA	$749	$505	$1,161	$752	$282	$1,239	$1,564	$1,666	$1,092	$978	$668	$569	$781

Production (thousand metric tons) (kmt)	16,618	16,342	16,486	15,922	14,265	15,256	15,084	15,128	14,598	14,343	13,841	13,027	12,527

Adjusted EBITDA/Production ($ per metric ton)	$45	$31	$70	$47	$20	$81	$104	$110	$75	$68	$48	$44	$62

RECONCILIATION OF PRIMARY METALS ADJUSTED EBITDA

	Year ended December 31,
($ in millions, except per metric ton amounts)	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
ATOI	$(20)	$309	$481	$488	$(612)	$931	$1,445	$1,760	$822	$808	$657	$650	$905

Add:
Depreciation, depletion, and amortization	526	532	556	571	560	503	410	395	368	326	310	300	327
Equity loss (income)	51	27	7	(1)	26	(2)	(57)	(82)	12	(58)	(55)	(44)	(52)
Income taxes	(74)	106	92	96	(365)	172	542	726	307	314	256	266	434
Other	(8)	(422)	2	(7)	(176)	(32)	(27)	(13)	(96)	20	12	(47)	(8)

Adjusted EBITDA	$475	$552	$1,138	$1,147	$(567)	$1,572	$2,313	$2,786	$1,413	$1,410	$1,180	$1,125	$1,606

Production (thousand metric tons) (kmt)	3,550	3,742	3,775	3,586	3,564	4,007	3,693	3,552	3,554	3,376	3,508	3,500	3,488

Adjusted EBITDA/Production ($ per metric ton)	$134	$148	$301	$320	$(159)	$392	$626	$784	$398	$418	$336	$321	$460

72

2014 PROXY STATEMENT

Attachments (continued)

RECONCILIATION OF GLOBAL ROLLED PRODUCTS ADJUSTED EBITDA

	Year ended December 31,
($ in millions, except per metric ton amounts)	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
ATOI[1]	$252	$346	$260	$241	$(106)	$(41)	$151	$317	$300	$290	$232	$223	$232

Add:
Depreciation, depletion, and amortization	226	229	237	238	227	216	227	223	220	200	190	184	167
Equity loss	13	6	3	–	–	–	–	2	–	1	1	4	2
Income taxes[1]	108	159	98	103	12	14	77	113	135	97	77	90	112
Other	–	(2)	1	1	(2)	6	1	20	1	1	(5)	(8)	(5)

Adjusted EBITDA[1]	$599	$738	$599	$583	$131	$195	$456	$675	$656	$589	$495	$493	$508

Total shipments (thousand metric tons) (kmt)	1,989	1,943	1,866	1,755	1,888	2,361	2,482	2,376	2,250	2,136	1,893	1,814	1,863

Adjusted EBITDA/Total shipments ($ per metric ton)[1]	$301	$380	$321	$332	$69	$83	$184	$284	$292	$276	$261	$272	$273

RECONCILIATION OF ENGINEERED PRODUCTS AND SOLUTIONS ADJUSTED EBITDA
	Year ended December 31,
($ in millions)	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
ATOI[1]	$726	$612	$537	$419	$311	$522	$423	$382	$276	$161	$126	$61	$188

Add:
Depreciation, depletion, and amortization	159	158	158	154	177	165	163	152	160	168	166	150	186
Equity (income) loss	–	–	(1)	(2)	(2)	–	–	6	–	–	–	–	–
Income taxes[1]	348	297	258	198	138	215	184	164	120	70	57	39	61
Other*	(2)	(9)	(1)	–	1	2	(7)	(2)	(11)	106	11	35	–

Adjusted EBITDA[1]	$1,231	$1,058	$951	$769	$625	$904	$763	$702	$545	$505	$360	$285	$435

Third-party sales	$5,733	$5,525	$5,345	$4,584	$4,689	$6,199	$5,834	$5,428	$4,773	$4,283	$3,905	$3,492	$4,141

Adjusted EBITDA Margin[1]	21.5%	19.1%	17.8%	16.8%	13.3%	14.6%	13.1%	12.9%	11.4%	11.8%	9.2%	8.2%	10.5%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the tables above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

1	On January 1, 2013, management revised the inventory-costing method used by certain locations within the Global Rolled Products and Engineered Products and Solutions segments, which affects the determination of the respective segment’s profitability measure, ATOI. Management made the change in order to improve internal consistency and enhance industry comparability. This revision does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was revised to reflect this change.

73

2014 PROXY STATEMENT

Attachments (continued)

RECONCILIATION OF FREE CASH FLOW

	Year ended December 31,
(in millions)	2013	2012	2011	2010
Cash from operations	$1,578	$1,497	$2,193	$2,261
Capital expenditures	(1,193)	(1,261)	(1,287)	(1,015)
Free cash flow	385	236	906	1,246
Adjustments for incentive compensation[1]	70	(74)	179	99
Free cash flow – as adjusted for incentive compensation	$455	$162	$1,085	$1,345

Add back: Capital expenditures	1,193	1,261	1,287	1,015
Cash from operations – as adjusted for incentive compensation	1,648	1,423	2,372	2,360
Adjustments for 2010 normalization[2]	757	412	(237)	–
Cash from operations – as adjusted for incentive compensation, normalized to 2010	$2,405	$1,835	$2,135	$2,360

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

1	This line item includes three types of adjustments as follows: (i) changes in accrued expenses, non-current assets and liabilities, certain non-cash components of net income, and various other items that are reflected in the determination of cash provided from operations under accounting principles generally accepted in the United States of America; (ii) amounts related to the normalization of the effects of changes in the London Metal Exchange aluminum prices and foreign currency exchange rates contemplated in the targets for each year presented as compared to actual results; and (iii) special items (defined as restructuring and other charges, discrete tax items, and other special items) that resulted in cash inflows or outflows during each year presented. All of these adjustments are being made for incentive compensation purposes only.

2	These amounts represent the necessary adjustments to normalize the effects of London Metal Exchange aluminum prices and foreign currency exchange rates in 2013, 2012, and 2011 to 2010 levels.

DAYS WORKING CAPITAL

	Quarter ended December 31,
($ in millions)	2013	2012
Receivables from customers, less allowances	$1,221	$1,399
Add: Deferred purchase price receivable[1]	248	18
Receivables from customers, less allowances, as adjusted	1,469	1,417
Add: Inventories	2,705	2,825
Less: Accounts payable, trade	2,960	2,702
Working capital	$1,214	$1,540

Sales	$5,585	$5,898

Days working capital	20	24

Days Working Capital = Working Capital divided by (Sales/number of days in the quarter).

1	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.

RECONCILIATION OF NET DEBT

	December 31,
(in millions)	2013	2012	2011	2010	2009	2008	2007	2006
Short-term borrowings	$57	$53	$62	$92	$176	$478	$563	$460
Commercial paper	–	–	224	–	–	1,535	856	1,472
Long-term debt due within one year	655	465	445	231	669	56	202	510
Long-term debt, less amount due within one year	7,607	8,311	8,640	8,842	8,974	8,509	6,371	4,777
Total debt	8,319	8,829	9,371	9,165	9,819	10,578	7,992	7,219
Less: Cash and cash equivalents	1,437	1,861	1,939	1,543	1,481	762	483	506
Net debt	$6,882	$6,968	$7,432	$7,622	$8,338	$9,816	$7,509	$6,713

Net Debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

74

2014 PROXY STATEMENT

Attachments (continued)

RECONCILIATION OF DEBT-TO-CAPITAL

	December 31, 2013

($ in millions)	Debt-to- Capital	Cash and Cash Equivalents	Net Debt-to- Capital
Total Debt
Short-term borrowings	$57
Long-term debt due within one year	655
Long-term debt, less amount due within one year	7,607
Numerator	$8,319	$1,437	$6,882
Total Capital
Total debt	$8,319
Total equity	13,522
Denominator	$21,841	$1,437	$20,404
Ratio	38.1%		33.7%

Total Capital – as adjusted
Impairment of goodwill[1]	$1,719		$1,719
Deferred tax valuation allowance[1]	372		372
Denominator – as adjusted	$23,932		$22,495
Ratio – as adjusted	34.8%		30.6%

Net debt-to-capital is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt. Debt-to-capital – as adjusted and Net debt-to-capital – as adjusted are also non-GAAP financial measures. Management believes that these additional measures are meaningful to investors as the adjustments represent significant, unusual noncash items that are relevant to this metric.

1	See the Reconciliation of Adjusted Income for additional information related to these items.

75

Alcoa Inc. Annual Meeting of Shareholders
c/o Corporate Election Services	9:30 a.m. Friday, May 2, 2014
P. O. Box 1150	Fairmont Hotel
Pittsburgh, PA 15230-1150	510 Market Street
Pittsburgh, PA 15222

Admission Ticket

This ticket is not transferable.

Please keep this ticket to be

admitted to the annual meeting.

h Fold and detach here h

VOTE BY MAIL	THREE WAYS TO VOTE
Return your proxy in the postage-paid envelope provided.	Vote By Mail—Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Alcoa Inc., c/o Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

VOTE BY INTERNET	Vote By Internet—Have your proxy card available when you access the
Web site www.cesvote.com and follow the simple directions presented to record your vote.
Access this Web site to cast your vote. www.cesvote.com	Vote By Telephone—Have your proxy card available when you call toll-free 1-888-693-8683 using a touch-tone phone and follow the simple directions presented to record your vote.

VOTE BY TELEPHONE
Call toll-free using a touch-tone telephone. 1-888-693-8683	Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be received by 6:00 a.m. EDT on May 2, 2014, to be counted. If you vote by Internet or by telephone, please do not mail your proxy card.

▶	Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 2, 2014—the proxy statement and the annual report are available at www.ViewMaterial.com/AA.

Alcoa Inc.
390 Park Avenue
New York, NY 10022-4608
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert S. Collins, Max W. Laun, and Paris Watts-Stanfield, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Alcoa Inc. the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of Alcoa Inc. to be held on May 2, 2014, and at any adjournment or postponement thereof, in accordance with the instructions set forth on the reverse side of this proxy card. The proxies are authorized to vote in their discretion for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof. Your telephone or Internet vote must be received by 6:00 a.m. EDT on May 2, 2014, to be counted. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

This card also serves as voting instructions to the trustee of each employee savings plan sponsored by Alcoa, its subsidiaries or affiliates with respect to shares of common stock of Alcoa Inc. held by the undersigned under any such plans. Your voting instructions must be received by 6:00 a.m. EDT on April 30, 2014, or the trustee will vote your plan shares in the same proportion as those plan shares for which instructions have been received.

Your vote on the election of directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendation of the Board of Directors.

Comments:

(Vote on the other side)

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

    (continued from the other side)

Please mark your choices clearly in the appropriate boxes. If no choice is specified, this proxy will be voted FOR Items 1, 2 and 3, and AGAINST Item 4.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.
P	1.	Election of Directors – Nominees to serve a three-year term:
		1. Klaus Kleinfeld	❑ FOR	❑ AGAINST	❑	ABSTAIN
R		2. James W. Owens	❑ FOR	❑ AGAINST	❑	ABSTAIN
		3. Martin S. Sorrell	❑ FOR	❑ AGAINST	❑	ABSTAIN
O		4. Ratan N. Tata	❑ FOR	❑ AGAINST	❑	ABSTAIN
	2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014	❑ FOR	❑ AGAINST	❑	ABSTAIN
X
	3.	Advisory vote to approve executive compensation	❑ FOR	❑ AGAINST	❑	ABSTAIN
Y	THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.
	4.	Shareholder Proposal (Executives to Retain Significant Stock)	❑ FOR	❑ AGAINST	❑	ABSTAIN

Signature	Signature (if held jointly)	Date

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please sign exactly as your name or names appear(s) on this proxy card. If shares are held jointly, EACH holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.